SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12
Post Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April      , 2004

Dear Shareholder:

      We cordially invite you to attend the 2004 Annual Meeting of Shareholders of Post Properties, Inc. to be held on Thursday, May 27, 2004, at 9:00 a.m. local time at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057.

      The items of business are listed in the following Notice of Annual Meeting and are more fully addressed in the Proxy Statement.

      Please date, sign, and return your proxy card in the enclosed envelope at your convenience to assure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. If you attend the Annual Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

      On behalf of your board of directors, thank you for your continued support and interest in Post Properties, Inc.

Sincerely,

Robert C. Goddard, III
Chairman of the Board

POST PROPERTIES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2004

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Post Properties, Inc. will be held at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, on Thursday, May 27, 2004, at 9:00 a.m. local time, for the following purposes:

(1) To elect three directors;

(2) To approve an amendment to our bylaws to declassify our board of directors and require the annual election of each director;

(3) To vote on one shareholder proposal described in this Proxy Statement; and

(4) To transact such other business as may properly come before the meeting or any adjournment of the meeting.

      Only the holders of record of common stock of Post Properties at the close of business on March 26, 2004 are entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment of the meeting. A list of shareholders as of the close of business on March 26, 2004, will be available at the Annual Meeting of Shareholders for examination by any shareholder, his agent or his attorney.

      Your attention is directed to the Proxy Statement provided with this Notice.

By Order of the Board of Directors,

Sherry W. Cohen
Executive Vice President
and Corporate Secretary

Atlanta, Georgia
April      , 2004

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. YOU ALSO MAY VOTE YOUR SHARES OVER THE INTERNET AT THE ADDRESS SHOWN ON YOUR PROXY CARD OR BY TELEPHONE THROUGH THE NUMBER SHOWN ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

POST PROPERTIES, INC.

One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 27, 2004

      Our 2004 Annual Meeting of Shareholders will be held on Thursday, May 27, 2004, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, beginning promptly at 9:00 a.m. local time. The enclosed form of proxy is solicited by our board of directors. We anticipate that this Proxy Statement and the accompanying proxy will first be mailed to holders of our common stock on or about April      , 2004.

Why am I receiving this Proxy Statement and proxy card?

You are receiving a Proxy Statement and proxy card from us because you own shares of our common stock. This Proxy Statement describes issues on which we would like you, as a shareholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint David P. Stockert and Sherry W. Cohen as your representatives at the meeting. Mr. Stockert and Ms. Cohen will vote your shares at the meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Stockert and Ms. Cohen will vote your shares, under your proxy, in their discretion.

What is the record date?

The record date is set for March 26, 2004. Only holders of common stock of record as of the close of business on this date will be entitled to vote at the annual meeting.

How many shares are outstanding?

As of the record date, we had 39,612,855 shares of common stock outstanding in addition to 2,864,671 outstanding partnership units in Post Apartment Homes, L.P., which are exchangeable for shares of common stock on a one-for-one basis. Only shares of common stock outstanding as of the record date will be eligible to vote at the annual meeting.

What am I voting on?

You are being asked to vote on the following:

•	the election of three directors,

•	an amendment to our bylaws to declassify our board of directors and require an annual election of each director, and

•	one shareholder proposal described in this Proxy Statement.

No cumulative rights are authorized and dissenters’ rights are not applicable to the matters being voted upon.

How do I vote?

You have four voting options. You may vote:

•	over the Internet at the address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner),

•	by telephone through the number shown on your proxy card,

•	by signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope, or

•	by attending the annual meeting and voting in person.

If you hold your shares in the name of a bank or broker, the availability of telephone and Internet voting depends on their voting processes. Please follow the directions on your proxy card carefully.

What if I return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted for the three named nominees, for the amendment to our bylaws to declassify our board of directors and require the annual election of each director and against the shareholder proposal.

Can all shareholders vote in person at the annual meeting?

We will pass out written ballots to anyone who wants to vote at the meeting. If you hold your shares through a brokerage account but do not have a physical share certificate, you must request a legal proxy from your stockbroker in order to vote at the meeting.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts with the transfer agent and/or with stockbrokers. Please vote all of the shares.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	voting again by telephone or over the Internet prior to 11:59 p.m., eastern time, on May 26, 2004,

•	signing another proxy with a later date,

•	voting in person at the annual meeting, or

•	giving written notice to the Corporate Secretary of Post Properties.

How many votes do you need to hold the meeting?

In order for us to conduct the annual meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present at the meeting. Your shares will be counted as present at the annual meeting if you:

•	vote via the Internet or by telephone,

•	properly submit a proxy (even if you do not provide voting instructions), or

•	attend the annual meeting and vote in person.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of a vote on the election of directors. Abstentions will have the effect of a vote against the amendment to our bylaws to declassify our board of directors and the shareholder proposal.

How many votes are needed to elect directors?

The three nominees receiving the highest number of for votes will be elected as directors.

How many votes are needed to approve the amendment to our bylaws to declassify our board of directors?

Approval of the amendment to our bylaws requires the for votes of a majority of all shares outstanding and entitled to vote, voting as a single group.

How many votes are needed to approve the shareholder proposal?

Approval of the shareholder proposal requires the for votes of a majority of all shares outstanding and entitled to vote, voting as a single group.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held through a brokerage account, your brokerage firm, under certain circumstances, may vote your shares.

On certain “routine” matters, such as the election of directors and approval of the amendment to our bylaws to declassify our board of directors, brokerage firms have authority under New York Stock Exchange rules to vote their customers’ shares if the customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

On “non-routine” matters, such as the shareholder proposal, if the brokerage firm has not received voting instructions from the shareholder, the brokerage firm cannot vote the shares on that proposal. Therefore, if your shares are held in street name and you do not vote your proxy, your shares will not be voted on non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter or chooses not to vote your shares on a routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy. Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting and will have the same effect as a vote against the shareholder proposal.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting.

What happens if a director nominee is unable to stand for election?

The board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies will be voted for the substitute nominee. Proxies cannot be voted for more than three nominees at this year’s annual meeting.

How are votes counted?

For “Proposal 1 — Election of Directors,” you may vote for all nominees, withhold from all nominees or withhold from individual nominees. For “Proposal 2 — Amendment to Bylaws to Declassify the Board of Directors” and “Proposal 3 — Shareholder Proposal,” you may vote for, against or abstain from each proposal. If you just sign your proxy card with no further instructions, your shares will be counted as a vote for each director nominee, for the amendment to our bylaws to declassify our board of directors and against the shareholder proposal.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004. We will file that report with the Securities and Exchange Commission (or SEC), and you can get a copy through:

•	our Corporate Secretary at Post Properties, Inc., One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057,

•	the SEC at (800) SEC-0330, or

•	the SEC’s website at www.sec.gov.

Who will pay for the costs of soliciting proxies?

      We will bear the costs of soliciting proxies. In an effort to have as large a representation at the meeting as possible, one or more of our employees, in certain instances, may personally make special solicitations of proxies either by telephone or mail. We also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of our common stock. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mails, by telephone or by personal calls. The anticipated cost of the services of Innisfree M&A Incorporated is $6,500 plus expenses.

How can I obtain a copy of the 2003 annual report to shareholders and the 2003 annual report on Form 10-K?

      Our annual report to shareholders for the year ended December 31, 2003, which includes our Form 10-K for the year ended December 31, 2003, accompanies this Proxy Statement. However, the annual report forms no part of the material for the solicitation of proxies.

      At the written request of any common stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, a copy of our 2003 annual report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto. If requested by eligible shareholders, we will provide copies of the exhibits for a reasonable fee. Requests for copies of our annual report on Form 10-K should be mailed to:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary

PROPOSAL 1 — ELECTION OF DIRECTORS

      Our bylaws require at least three and no more than fifteen directors to constitute a full board of directors. The bylaws also divide the board of directors into three classes with the directors in each class serving a term of three years. Upon the recommendation of our independent Nominating and Corporate Governance Committee, the board of directors has nominated Douglas Crocker II, Walter M. Deriso, Jr. and Nicholas B. Paumgarten to stand for election at the annual meeting. In addition to the three nominees, there are seven incumbent directors continuing to serve on the board, whose terms expire in 2005 and 2006.

      Under a proposed amendment to the bylaws described in this Proxy Statement, we are asking our shareholders to declassify the board of directors and require each director to be elected annually by the shareholders. If shareholders approve the proposed amendment, each director elected at or after the 2004 annual meeting would be elected for a one-year term, including any director appointed to a newly created directorship or to fill a vacancy. In addition, each of the four directors whose terms would otherwise expire in 2006 — Herschel M. Bloom, Russell R. French, Robert C. Goddard, III and Ronald de Waal — has agreed to voluntarily relinquish the final year of his existing three-year term upon approval of this amendment. Consequently, if shareholders approve this amendment, the entire board of directors will be subject to election at next year’s annual shareholders meeting. If shareholders reject the proposed amendment, the nominees listed above who are elected at the 2004 annual meeting will hold office until the 2007 annual meeting, and directors elected before the 2004 annual meeting will continue to serve the full duration of their existing terms. See “Proposal 2 — Amendment to Bylaws to Declassify the Board of Directors” and Appendix A.

      L. Barry Teague resigned from the board of directors in September 2003. The board of directors elected Mr. Paumgarten in November 2003 to fill the vacancy created by Mr. Teague’s resignation. As described above, Mr. Paumgarten will stand for reelection to a full term at this year’s annual meeting. The terms of Robert L. Anderson and John T. Glover expire at this year’s annual meeting, and they have decided not to stand for reelection. We have appreciated their dedicated service to the board and the company. Messrs. Crocker and Deriso have been nominated to fill the board seats vacated by Messrs. Anderson and Glover.

      Except as otherwise provided in this Proxy Statement, a proxy cannot be voted for the election of a person to fill a directorship for which no nominee is named in this Proxy Statement. The board of directors has no reason to believe that any of the nominees will be unavailable for election as a director. However, if at the time of the annual meeting any of the nominees are unable or unwilling to serve, the persons named in the proxy will vote to elect substitute nominees recommended by the board of directors. In no event, however, can a proxy be voted to elect more than three directors at this year’s annual meeting.

      The following list sets forth the names of the nominees and incumbent directors and also contains certain biographical information, including a brief description of principal occupation and business experience during at least the past five years, directorships of companies (other than Post Properties) presently held, and certain other information. This information has been furnished by the respective individuals.

Nominees for Election — Term Expiring 2007 (or 2005 if shareholders approve the proposed amendment to the bylaws to declassify the board of directors)

      Douglas Crocker II was recommended for election as a director in January 2004 by a non-management director. The Nominating and Corporate Governance Committee and the board of directors also recommended Mr. Crocker’s nomination. From 1993 until 2002, Mr. Crocker served as Trustee, President and Chief Executive Officer and Vice Chairman of the Board of Trustees of Equity Residential, a real estate investment trust focusing on apartment communities. In addition to serving on a number of nonprofit boards, Mr. Crocker also is a director of Wellsford Real Properties, Inc., Prime Group Realty Trust, Ventas, Inc., Acadia Realty Trust and Reckson Associates Realty Group. Mr. Crocker is 63 years old.

      Walter M. Deriso, Jr. was recommended for election as a director in January 2004 by a non-management director. The Nominating and Corporate Governance Committee and the board of directors also recommended Mr. Deriso’s nomination. Since 1997, Mr. Deriso has been Vice Chairman of Synovus Financial Corp., a diversified financial services company, and has held various positions with Synovus since 1991. Mr. Deriso also is Chairman of the Board of two Synovus subsidiaries, Synovus Trust Company and Security Bank & Trust. Mr. Deriso is 57 years old.

      Nicholas B. Paumgarten was originally recommended for election as a director in November 2003 by a non-management director. After a formal recommendation of the Nominating and Corporate Governance Committee, the board of directors appointed Mr. Paumgarten as director of Post Properties in November 2003. Since 1992, Mr. Paumgarten has been a Managing Director at J.P. Morgan Chase & Co., a commercial and investment banking firm, where he has led a number of divisions, including the Financial Institutions Group, the Mergers & Acquisitions Group for the Americas and the Financial Institutions Group for Emerging Markets. He is also Chairman of J.P. Morgan Corsair II Capital Partners, L.P. Mr. Paumgarten also is a director of E.W. Scripps Company and CompuCredit Corporation. Mr. Paumgarten is 58 years old.

      The board of directors unanimously recommends a vote FOR Douglas Crocker II, Walter M. Deriso, Jr. and Nicholas B. Paumgarten to hold office until the 2005 annual meeting of shareholders if shareholders approve the proposed amendment to the bylaws to declassify the board of directors, until the 2007 annual meeting of shareholders if shareholders do not approve the proposed amendment to the bylaws to declassify the board of directors or until their successors are duly elected and qualified.

Incumbent Directors — Term Expiring 2005

      Charles E. Rice has been a director of Post Properties since 1997. Since January 2001, Mr. Rice has been Chairman of Mayport Venture Partners LLC, a venture capital firm. From December 1998 until January 2001, Mr. Rice served as Vice Chairman of Corporate Development of Bank of America. Mr. Rice served as the Chairman of NationsBank, Inc. (currently Bank of America, Inc.) from January 1998 to October 1998, and as the Chairman of the Board and Chief Executive Officer of Barnett Banks, Inc. from 1984 until January 1998. He is also a director of CSX Corporation, Sprint Corporation and Bessemer Trust Company. Mr. Rice is 68 years old.

      David P. Stockert has been a director of Post Properties since May 2002. Since July 2002, Mr. Stockert has been President and Chief Executive Officer of Post Properties. From January 2001 to June 2002, Mr. Stockert served as Post Properties’ President and Chief Operating Officer. From July 1999 to October 2000, Mr. Stockert was Executive Vice President of Duke Realty Corporation, a publicly traded real estate company. From June 1995 to July 1999, Mr. Stockert was Senior Vice President and Chief Financial Officer of Weeks Corporation, also a publicly traded real estate company that was a predecessor by merger to Duke Realty Corporation. Mr. Stockert is 41 years old.

      John A. Williams is the founder of Post Properties and has been a director since its inception in 1971. From 1971 until June 2002, Mr. Williams served as the Chairman of the Board and Chief Executive Officer. Mr. Williams continued to serve as the Chairman of the Board until February 2003, when he became Chairman Emeritus. Mr. Williams is also a director of Crawford & Company. Mr. Williams is 61 years old.

Incumbent Directors — Term Expiring 2006

      Herschel M. Bloom has been a director of Post Properties since May 1994. Mr. Bloom is currently, and has been for more than five years, a partner in the law firm of King & Spalding LLP. Mr. Bloom is also a director of Russell Corporation. Mr. Bloom is 61 years old.

      Russell R. French has been a director of Post Properties since July 1993. Mr. French is currently, and has been for more than five years, a general partner of Moseley & Co. II and a member of Moseley & Co. III. In addition, Mr. French has been a member of MKFJ-IV, LLC since 1998 and a member of Moseley & Co. V, LLC since 2000. Each of Moseley & Co. II, Moseley & Co. III, MKFJ-IV, LLC and Moseley & Co. V, LLC is the general partner of a venture capital fund. Mr. French is 58 years old.

      Robert C. Goddard, III has been a director of Post Properties since May 2002 and Chairman of the Board since February 2003. Since July 2000, Mr. Goddard has been Chairman and Chief Executive Officer of Goddard Investment Group, LLC, a commercial real estate investment firm focusing in the Atlanta, Dallas, Houston, Denver and Miami markets. From 1988 to December 2000, Mr. Goddard served as Chairman and Chief Executive Officer of the NAI/ Brannen Goddard Company, a real estate firm. Mr. Goddard is 49 years old.

      Ronald de Waal has been a director of Post Properties since May 2000. Since 1983, Mr. de Waal has been Chairman of the Board of We International b.v., a Netherlands corporation, which operates fashion specialty stores in Belgium, the Netherlands, Switzerland, Germany and France. Mr. de Waal is also a director of Saks Incorporated and The Body Shop International plc (England). Mr. de Waal is 52 years old.

PROPOSAL 2 —

AMENDMENT TO BYLAWS TO DECLASSIFY THE BOARD OF DIRECTORS

      Our board of directors has approved an amendment to Article II, Section 2 of our bylaws to declassify our board of directors. Under Georgia law, we must submit this type of amendment to our shareholders for approval. The text of the proposed amendment is attached as Appendix A to this Proxy Statement.

      Current Bylaws. Article II, Section 2 of our bylaws divides our board of directors into three classes, with the directors in each class serving a term of three years. It also requires classification in filling director vacancies.

      Summary and Impact of Proposed Amendment to the Bylaws. Under the proposed amendment, each director elected at or after the 2004 annual meeting would be elected for a one-year term, including any director appointed to a newly created directorship or to fill a vacancy. In addition, if shareholders approve this amendment, each of the four directors whose terms would otherwise expire in 2006 — Herschel M. Bloom, Russell R. French, Robert C. Goddard, III and Ronald de Waal — has agreed to voluntarily relinquish the final year of his existing three-year term. Consequently, if shareholders approve this amendment, the entire board of directors will be subject to election at next year’s annual shareholders meeting. If shareholders reject the proposed amendment, the nominees who are elected at the 2004 annual meeting will hold office until the 2007 annual meeting, and directors elected before the 2004 annual meeting will continue to serve the full duration of their existing terms.

      Reasons to Declassify the Board of Directors. A classified board of directors generally promotes board continuity and deters unsolicited takeovers and proxy contests by limiting the ability of a substantial shareholder to gain control of a board of directors without the approval of incumbent directors. A classified board also may limit the ability of shareholders to influence corporate governance and to hold directors and management accountable to shareholders. With a classified board in which only one-third of the directors are elected each year, it is very difficult to change a majority of directors even if a majority of shareholders are dissatisfied with the performance of incumbent directors.

      The board of directors remains committed to strengthening its corporate governance policies. We believe that the will of a majority of the shareholders should not be impeded by a classified board. The proposed amendment will allow shareholders to review and express their opinions on the performance of each director each year. Because there are no term limits on individual directors, the board can still maintain continuity and stability and minimize disruption to long-term strategic planning.

      The board of directors unanimously recommends a vote FOR the proposed amendment to the bylaws to declassify the board of directors.

PROPOSAL 3 —

SHAREHOLDER PROPOSAL

      The following proposal was submitted by John A. Williams, a director of Post Properties, Inc. Mr. Williams’ address is One Riverside, 4401 Northside Parkway, Suite 100, Atlanta, Georgia 30327-3057. Information concerning his beneficial ownership of our common stock is set forth in the table and the footnotes thereto under the caption “Common Stock Ownership by Management and Principal Shareholders.”

RESOLVED:

Article II, Section 7 of the Corporation’s Bylaws be deleted and the following inserted in lieu thereof:

“The Board shall recommend to shareholders at each annual meeting the amount and form of compensation proposed to be paid to Directors for service on the Board and its committees for the year commencing at that meeting, which recommendation shall be approved by the Corporation’s shareholders holding a majority of shares entitled to vote in the election of Directors. Directors also shall be reimbursed for reasonable expenses to attend Board and committee meetings. This provision may not be altered, amended or repealed by the Board.”

Proponent’s Supporting Statement

Currently, the Bylaws grant the Board the authority to determine Director compensation for service on the Board and its committees, and to reimburse Directors for reasonable expenses to attend Board and committee meetings. I believe the Board’s recent actions in establishing Board compensation, however, have abused the trust previously afforded to it by shareholders.

•	During last year’s proxy contest and prior to the annual Shareholder’s Meeting on May 22, 2003, I requested that the Corporation disclose any discussions among Directors regarding Robert Goddard’s proposed compensation as Chairman of the Board. The Corporation publicly responded that Mr. Goddard was receiving the same $20,000 compensation as each other non-management Director and that there had been no discussions and no contract for other compensation. May 6, 2003 Post Earnings Conference Call Transcript.

•	On July 17, 2003, the Board’s Compensation Committee authorized paying Mr. Goddard as non-management Chairman of the Board a one year package of cash, stock and stock options worth approximately $450,000, retroactive to February 20, 2003, the period including the proxy contest. The Board, including two Directors who have received sizable payments from Mr. Goddard’s affiliated companies, ratified this package on September 8, 2003, with only John Williams voting against ratification. As of December 4, 2003, the Corporation still had not fully disclosed Mr. Goddard’s compensation arrangement to shareholders.

•	When compared to the compensation paid in 2002 to all non-management Chairmen of the Boards of publicly-held, multi-family REITs having a market capitalization of over $1 Billion, Mr. Goddard’s package would have been second only to Sam Zell of Equity Residential (which has approximately six times the market value of Post) and double the next highest paid person in this group, according to publicly available records.

•	Robert Anderson, a member of the Compensation Committee approving Mr. Goddard’s compensation, has received substantial cash payments for “consulting services” from Mr. Goddard’s affiliated companies since 2000 and possibly significantly more in carrying interests in various business deals.

This proposal is intended to preclude Board activities similar to those described above. If this proposal is approved, I believe shareholders will act responsibly and approve future Board compensation recommendations, if properly justified. To take advantage of shareholders, I believe, is just plain wrong. Let’s fix it now.

Vote FOR amending Article II, Section 7 of the Bylaws

      The Board of Directors recommends a vote AGAINST adoption of this proposal for the following reasons:

      The compensation of a public company’s directors is a matter ordinarily within the purview of its board of directors, and the mechanism most often used to determine director compensation is an independent committee of the board of directors. The proposal, if implemented, would deprive our board of directors and our Executive Compensation and Management Development Committee of the authority and flexibility to establish fair and appropriate compensation for our directors. This committee participates in extensive deliberations in the course of determining the appropriate compensation arrangements for our directors, as well as for our management. We believe the committee is well-positioned and uniquely qualified to analyze director compensation trends in our industry, including, among other things, ensuring that our director compensation structure does not place our company at a competitive disadvantage by hindering our ability to attract and retain talented, dedicated members of our board of directors. Also, our Executive Compensation and Management Development Committee has used the services of an independent, third-party consultant to assist the committee in evaluating appropriate compensation for directors. In addition, our Executive Compensation and Management Development Committee is comprised solely of independent directors, as defined in applicable SEC and NYSE rules and under our more stringent tests for director independence set forth in our Corporate Governance Guidelines.

      Mr. Williams’ proposed bylaw, by its terms, would require that our board of directors’ recommendation on director compensation be approved by our shareholders at each annual shareholders meeting. No mention is made in the proposal or supporting statement as to what form of compensation, if any, our directors would receive if a recommended compensation arrangement failed to receive the approval of a majority of all shares entitled to vote on the election of directors. Under the voting standards that would be imposed by Mr. Williams’ bylaw, even if a majority of all shares voting on a proposal relating to directors’ compensation voted in favor, the proposal would not be approved unless the shares voting in favor constituted a majority of all outstanding shares, including those which chose not to vote at all on the proposal. We believe this uncertainty is impractical and counterproductive and could distract our directors from devoting their full attention to the management of the affairs of Post Properties. Also, we believe that a contingent compensation arrangement, such as the one that would be enacted if the proposal is adopted, would place our company at a significant competitive disadvantage in terms of our ability to recruit otherwise talented directors possessing the skills and attributes our Nominating and Corporate Governance Committee seeks in identifying director-nominees. Had Mr. Williams’ bylaw previously been in effect, it is by no means certain that we could have attracted to our board this year Messrs. Crocker, Deriso and Paumgarten, all of whom are standing for election as directors at this annual meeting. Finally, we believe that the compensation structure for our directors set forth under the heading “Corporate Governance — Director Compensation” in this Proxy Statement is fair and appropriate.

      Our board of directors (except for Mr. Williams), together with our management, believe that the proposal is simply in furtherance of Mr. Williams’ personal grievances against Post Properties and more specifically, our directors and management. Mr. Williams served as our Chairman of the Board until February 2003. Shortly thereafter, Mr. Williams launched an expensive and time-consuming proxy fight during the Spring of 2003, the result of which was the defeat of Mr. Williams and his slate of director-

nominees at our 2003 annual meeting of shareholders by a two-to-one margin. During and after this proxy contest, Mr. Williams, all the while serving as a director of Post Properties, has made numerous public statements critical of other directors and management. The company believes that the proposal is directly linked to Mr. Williams’ consistent attempts to undermine the proper authority of our board of directors to manage the business and affairs of Post Properties. In addition, we note that Mr. Williams would not be impacted personally by the implementation of the proposal. Mr. Williams and Post Properties are party to an employment agreement entered into in March 2002, whereby Mr. Williams is paid a minimum base salary of $150,000 per year, plus the right to receive substantial perquisites and other benefits. If the proposal were implemented and our bylaws amended, a shareholder vote regarding a proposed compensation arrangement for non-employee directors would have no effect on Mr. Williams’ compensation.

      Mr. Williams devotes a substantial portion of his Supporting Statement to harshly criticizing the compensation of Mr. Goddard, Mr. Williams’ successor as Post Properties’ Chairman of the Board. Mr. Goddard’s compensation was carefully considered by our Executive Compensation and Management Development Committee and was approved by this committee after:

•	evaluating Mr. Goddard’s role with Post Properties, including the significant time commitment Mr. Goddard had made and was expected to make as a non-executive Chairman of the Board;

•	reviewing the compensation packages received by non-executive Chairs in our industry; and

•	hiring a third-party compensation consultant and reviewing the work of such consultant.

      We believe that the establishment of director compensation is within the scope of duties most appropriately handled by our Executive Compensation and Management Development Committee and our board of directors. The proposal is an attempt to divest our board of directors of the same responsibility currently vested in all public company boards of directors. Further, we believe the proposal is merely the latest effort in Mr. Williams’ campaign to further his personal grievance against our board of directors, to the detriment of our company and all of our shareholders.

      For the reasons set forth above, shareholders should vote AGAINST this proposal.

CORPORATE GOVERNANCE

Key Corporate Governance Initiatives in 2003

      In 2003 and the first quarter of 2004, the board of directors took the following actions to continue to fulfill its commitment to the highest standards of corporate governance:

•	adopted Corporate Governance Guidelines, including director independence standards,

•	adopted a Code of Ethics for Senior Executive and Financial Officers,

•	revised the Audit Committee Charter,

•	adopted committee charters for the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee, the Executive Committee and the Strategic Planning and Investment Committee,

•	adopted an Accounting/Auditing Complaint Policy,

•	adopted Qualified Legal Compliance Committee Procedures, and

•	adopted a shareholder communications policy.

      The Corporate Governance Guidelines, Code of Ethics for Senior Executive and Financial Officers and the committee charters are available on our company website at www.postproperties.com. In addition, as required by SEC proxy rules, the revised Audit Committee Charter also is attached to this Proxy Statement as Appendix B.

Committees of the Board of Directors

      Audit Committee. The Audit Committee consists of Messrs. French, Goddard and Paumgarten. The board of directors has determined that Mr. French, the current committee chairman, qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. All committee members are independent as defined in applicable SEC and New York Stock Exchange (or NYSE) rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2003, the committee held four meetings. The committee chairman also held other meetings with management and/or our independent accountants during the year.

      The Audit Committee is responsible for, among other things:

•	directly appointing, retaining, evaluating, compensating and terminating our independent auditors,

•	discussing with our independent auditors their independence from management,

•	reviewing with our independent auditors the scope and results of their audit,

•	pre-approving all audit and permissible non-audit services to be performed by the independent auditors,

•	overseeing the financial reporting process and discussing with management and our independent auditors the interim and annual financial statements that we file with the SEC, and

•	reviewing and monitoring our accounting principles, policies and financial and accounting controls.

      Executive Compensation and Management Development Committee. The Executive Compensation and Management Development Committee consists of Messrs. Anderson, French and Rice. Mr. Rice currently serves as chairman. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2003, the committee held four meetings.

      The Executive Compensation and Management Development Committee is responsible for, among other things:

•	reviewing and recommending director compensation policies to the board of directors,

•	making recommendations, at least annually, to the board of directors regarding our policies relating to the amounts and terms of all compensation of our executive officers,

•	administering and discharging the authority of the board of directors with respect to our 2003 Incentive Stock Plan and our Shareholder Value Plan, and

•	monitoring and evaluating our management resources, structure, succession planning, development and selection process as well as the performance of our executive officers and other senior managers.

      Nominating and Corporate Governance Committee. In November 2003, the board of directors changed the name of the Nominating Committee to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of Messrs. Anderson, French, Goddard, Paumgarten, Rice and de Waal. Mr. Anderson currently serves as chairman. All committee members are independent as defined in applicable SEC and NYSE rules and under the director independence standards specified in our Corporate Governance Guidelines. During 2003, the committee held one meeting.

      The Nominating and Corporate Governance Committee is responsible for, among other things:

•	selecting potential candidates to be nominated for election to the board of directors,

•	recommending potential candidates for election to the board of directors,

•	reviewing corporate governance matters, and

•	making recommendations to the board of directors concerning the structure and membership of other board committees.

      Executive Committee. In July 2003, the board of directors established an Executive Committee and appointed Messrs. Goddard, French, Rice and Stockert to serve on the committee. Mr. Goddard serves as chairman. In 2003, the Executive Committee held four meetings.

      The Executive Committee is responsible for, among other things:

•	acting between meetings of the board of directors, and

•	exercising the authority of the board of directors over the management and direction of the business of the company to the fullest extent allowed under Georgia law.

      Strategic Planning and Investment Committee. The Strategic Planning and Investment Committee consists of Messrs. Anderson, Bloom, Goddard and de Waal. Mr. de Waal currently serves as chairman. In July 2003, the board of directors changed the name of the Strategic Planning Committee to the Strategic Planning and Investment Committee. During 2003, the committee held three meetings.

      The Strategic Planning and Investment Committee is responsible for, among other things:

•	developing a multi-year strategic business plan with our Chief Executive Officer and other executive officers and reviewing such plan annually,

•	evaluating and overseeing development, sales, acquisitions and certain investments on behalf of the company; and

•	reviewing and recommending board approval of certain types of transactions on behalf of the company and its subsidiaries.

Selection of Director Nominees

      General Criteria and Process. In identifying and evaluating director candidates, the Nominating and Corporate Governance Committee does not set specific criteria for directors. Under our committee charter, the committee is responsible for determining desired board skills and attributes and must consider personal and professional integrity, ability, judgment and other factors deemed appropriate. As expressed in our Corporate Governance Guidelines, we generally believe that candidates should show evidence of leadership in their particular field, have broad experience and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the shareholders. Directors also must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the board for an extended period of time. The committee may retain a third-party search firm to identify director candidates and has sole authority to select the search firm and approve the terms and fees of any director search engagement.

      Shareholder Nominations. We have not adopted a specific policy regarding consideration of director nominees from shareholders. Shareholders who wish to recommend nominees for consideration by the Nominating and Corporate Governance Committee may submit their nominations in writing to our Corporate Secretary at the address provided in this Proxy Statement. The committee may consider such shareholder recommendations when it evaluates and recommends nominees to the board of directors for submission to the shareholders at each annual meeting. In addition, shareholders may nominate directors for election without consideration by the Nominating and Corporate Governance Committee by complying with the eligibility, advance notice and other provisions of our bylaws. Under our bylaws, a shareholder is eligible to submit a shareholder nomination if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the nomination to us. The shareholder also must provide timely notice of the nomination to us. To be timely, the shareholder must provide advance notice not less than 90 nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date.

Director Independence

      In November 2003, the board of directors adopted new director independence standards as part of its Corporate Governance Guidelines. These independence standards meet or exceed the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations, the NYSE listing standards and the Internal Revenue Code.

      As required by the Corporate Governance Guidelines, the board of directors reviewed and analyzed the independence of each director in November 2003 and the independence of the director nominees in February 2004. The purpose of the review was to determine whether any particular relationships or transactions involving directors or their affiliates or immediate family members were inconsistent with a determination that the director is independent for purposes of serving on the board and its committees. During this review, the board examined transactions and relationships between directors or their affiliates and the company or senior management, including those disclosed under “Certain Relationships and Related Party Transactions.”

      As a result of this review, the board of directors affirmatively determined that all directors are independent for purposes of serving on the board, except for Messrs. Glover, Stockert and Williams. The board further determined that all members of the Audit Committee, Executive Compensation and Management Development Committee and Nominating and Corporate Governance Committee are independent. There are no independence requirements for the Executive Committee and Strategic Planning and Investment Committee. Mr. Glover and Mr. Williams are not considered independent because they were employed by the Company within the past three years and received payments (other than director fees) in excess of $100,000. Mr. Stockert is not considered independent because he is an executive officer of the company.

Meetings of the Board of Directors

      During 2003, our board of directors held eight meetings. Messrs. Anderson, French, Goddard, Rice, Stockert, de Waal and Williams each attended 100% of all board of directors meetings. Mr. Bloom attended 90% of all board of directors meetings, and Mr. Glover attended 80%. All the directors, except Mr. de Waal and Mr. Paumgarten, each attended 100% of all committee meetings. Mr. de Waal attended 75% of all meetings of committees on which he served. After his appointment to the board of directors, Mr. Paumgarten attended one of two meetings of committees on which he served. Directors are encouraged, but not required, to attend the annual shareholders meeting. All directors who were directors at the time of the 2003 annual shareholders meeting attended the meeting.

Director Compensation

      We pay our non-employee directors fees for their services as directors. Until November 2003, directors received:

•	an annual retainer of $20,000 for each non-employee director,

•	a board meeting attendance fee of $1,000 for each non-employee director,

•	a committee meeting attendance fee (excluding the audit committee) of $500 per meeting for each non-employee director,

•	an Audit Committee meeting attendance fee of $1,000 per meeting,

•	an additional retainer for the Audit Committee chairman of $7,500,

•	an annual grant of options to purchase 3,000 shares of common stock at an exercise price equal to 100% of the fair market value of the common stock on the grant date to each non-employee director who has served on the board of directors for more than one year, as of December 31 of such year, and

•	on the date of each director’s initial appointment to the board of directors, a grant of options to purchase the number of shares of common stock determined by dividing $10,000 by the closing price of the common stock on the grant date at an exercise price equal to 100% of the closing price on the grant date.

      In November 2003, the board of directors adopted a revised compensation structure for directors. The new compensation structure, effective November 5, 2003, provides:

•	an annual retainer of $25,000 for each non-employee director,

•	a board meeting attendance fee of $1,500 for each non-employee director,

•	a committee meeting attendance fee of $1,000 per meeting for each non-employee director,

•	an additional annual retainer for the Audit Committee chairman of $7,500,

•	an additional annual retainer of $2,500 for the chairmen of the Executive Compensation and Management Development Committee, the Nominating and Corporate Governance Committee and the Strategic Planning and Investment Committee,

•	an annual grant of options to purchase 2,500 shares of common stock at an exercise price equal to 100% of the closing price of the common stock on the NYSE on the grant date to each non-employee director who has served on the board of directors for more than one year, as of December 31 of such year, with such shares vesting one-third each year over a three-year period beginning on the grant date,

•	an annual grant on December 31 of the number of shares of restricted stock equal to $15,000 divided by the closing price of the common stock on the NYSE on the grant date, with such shares vesting one-third each year over a three-year period beginning on the grant date, and

•	on the date of each new non-employee director’s initial appointment to the board of directors (except the chairman), a grant of (1) options to purchase 5,000 shares of common stock at an exercise price equal to 100% of the closing price of the common stock on the NYSE on the grant date and (2) the number of shares of restricted stock equal to $7,500 divided by the closing price of the common stock on the NYSE on the grant date, with both the stock options and restricted stock vesting one-third each year over a three-year period beginning on the grant date.

      Pursuant to this compensation structure, on December 31, 2003, Messrs. Anderson, Bloom, de Waal, French and Rice each received a grant of options to purchase 2,500 shares of common stock and a grant of 537 shares of restricted stock, with both grants having three-year vesting periods. Upon Mr. Paumgarten’s initial appointment to the board of directors on November 5, 2003, he received a grant of options to purchase 5,000 shares of common stock and a grant of 271 shares of restricted stock, with both grants having three-year vesting periods.

      Non-employee directors also may elect to defer their director fees and receive phantom stock units that track the value of company stock. Directors are reimbursed for all reasonable out-of-pocket expenses incurred in attending all board of directors and committee meetings.

      In July 2003, the Executive Compensation and Management Development Committee conditionally approved a compensation package for the company’s non-executive chairman, Mr. Goddard, subject to final terms and conditions to be agreed upon by the President of the company and Mr. Goddard. Mr. Stockert and Mr. Goddard agreed on the terms of the compensation package on August 27, 2003. The package includes an annual retainer of $100,000, a stock option grant to purchase 100,000 shares of common stock at the current market price on the grant date and a restricted stock grant of shares equal to $200,000 in value on the grant date. The July 2003 stock option grant and restricted stock grant vest over five years. In addition, in January 2004, Mr. Goddard received a stock option grant to purchase 50,000 shares of common stock at the current market price on the grant date and a restricted stock grant of shares equal to $200,000 in value on the grant date. The January 2004 stock option and restricted stock grants vest over three years.

Mandatory Retirement for Directors

      In November 2003, the board of directors changed the director retirement policy as part of the Corporate Governance Guidelines. Under the previous policy, no director could stand for reelection after reaching the age of 68. Under the new policy, no director may stand for election or reelection after the director’s 70th birthday.

Shareholder Communications with the Board of Directors

      The board of directors has adopted a policy and process to facilitate shareholder communications with our directors as a group and our non-management directors as a group. Shareholders who wish to communicate directly with the board of directors may do so by writing to Post Properties, Inc., One

Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia 30327-3057, Attn: Corporate Secretary or by sending electronic mail to directors@postproperties.com. Periodically, the Corporate Secretary will forward all shareholder communications to directors.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL SHAREHOLDERS

      The following table sets forth the beneficial ownership of shares of common stock as of March 1, 2004 for:

•	our directors and director nominees,

•	our Chief Executive Officer and each of our four other most highly compensated executive officers (collectively the “Named Executive Officers”),

•	our directors, director nominees and executive officers as a group, and

•	each shareholder that holds more than a 5% interest in our outstanding common stock.

      Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power.

				Total Number
	Number		Number of	of Units
	of Shares		Exercisable	Beneficially			Percent of
Name of Beneficial Owner(1)	Owned		Options(2)	Owned(3)		Total	Class(4)

Directors, Director Nominees and Executive Officers:
Robert L. Anderson	3,214	(5)	6,226	—		9,440	*
Herschel M. Bloom	12,458		16,876	—		29,334	*
Douglas Crocker II	—		—	—		—	*
Walter M. Deriso, Jr.	—		—	—		—	*
Russell R. French	6,080		16,880	—		22,960	*
John T. Glover	302,346	(6)	462,743	389,316	(7)	1,154,405	2.9%
Robert C. Goddard, III	73,525	(8)	323	—		73,848	*
Nicholas B. Paumgarten	271		—	—		271	*
Charles E. Rice	15,537		15,248	—		30,785	*
Ronald de Waal	465,537	(9)	6,226	—		471,763	1.2%
John A. Williams	877,730	(10)	373,071	753,548	(11)	2,004,349	4.9%
David P. Stockert	113,341		121,666	—		235,007	*
Thomas L. Wilkes	63,438		95,483	—		158,921	*
John B. Mears	43,861		117,966	—		161,827	*
Sherry W. Cohen	29,550	(12)	133,207	—		162,757	*
Thomas D. Senkbeil	38,564		—	—		38,564	*
All directors, director nominees and executive officers as a group (18 persons)	2,055,352		1,367,581	1,142,864		4,565,797	10.8%
Five Percent Shareholders:
Cohen & Steers Capital Management, Inc.(13)	3,801,930		—	—		3,801,930	9.6%
J. David O’Connor(14)	2,025,600		—	—		2,025,600	5.1%
I. Arthur Zankel(14)	2,074,600		—	—		2,074,600	5.2%

*	Less than 1%

(1)	Under Securities and Exchange Committee rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within sixty (60) days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)	Includes options that become exercisable on or before April 29, 2004. Assumes options that become exercisable when the market price of our common stock maintains a certain level will not become exercisable on or before April 29, 2004.
(3)	Includes the number of shares of common stock into which units of limited partnership interests in Post Apartment Homes, L.P. (“Units”) beneficially owned by the person are redeemable (if we elect to issue shares of common stock rather than pay cash upon such redemption). Units are redeemable on a one-for-one basis for common stock or for cash, at our option.
(4)	Based on an aggregate of 39,611,948 shares of common stock issued and outstanding as of March 1, 2004. Assumes that all options beneficially owned by the person are exercised and all Units beneficially owned by the person are redeemed for shares of common stock. The total number of shares outstanding used in calculating this percentage assumes that none of the options beneficially owned by other persons are exercised and none of the Units beneficially owned by other persons are redeemed for shares of common stock.
(5)	Includes 3,000 shares of common stock held by Mr. Anderson’s spouse.
(6)	Includes (a) 478 shares owned by Mr. Glover’s spouse and (b) 25,250 shares owned by The Glover Family Foundation, Inc.
(7)	Includes 320,426 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Glover through his control of certain partnerships.
(8)	Includes 7,000 shares of common stock deemed beneficially owned by Mr. Goddard through GIG REIT Fund #1 and 12,000 shares of common stock deemed beneficially owned by Mr. Goddard through the Goddard Foundation.
(9)	Includes 440,000 shares of common stock deemed beneficially owned by Mr. de Waal through his control of certain corporations.

(10)	Includes (a) 1,405 shares of common stock held by Mr. Williams’ spouse, (b) 25,500 owned by the John A. Williams Foundation, Inc. and (c) 60,166 shares deemed beneficially owned by Mr. Williams through his control of certain partnerships, corporations and limited liability companies.
(11)	Includes 603,787 shares of common stock issuable upon redemption of Units deemed beneficially owned by Mr. Williams through control of certain partnerships.
(12)	Includes 400 shares of common stock held by Ms. Cohen’s spouse.
(13)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 10, 2004. The business address of Cohen & Steers Capital Management, Inc. is 757 Third Avenue, New York, New York 10017.
(14)	Based solely upon information provided in a Schedule 13-G/A filed with the SEC on February 13, 2004. Represents shares of common stock beneficially owned by J. David O’Connor (“O’Connor”), I. Arthur Zankel (“Zankel”), High Rise Capital Advisors, L.L.C. (“High Rise Cap Advisors”), High Rise Partners, L.P. (“High Rise Partners”), High Rise Institutional Partners, L.P. (“High Rise Institutional”), Cedar Bridge Realty Fund, L.P. (“Cedar Bridge Realty”), Cedar Bridge Institutional Fund, L.P. (“Cedar Bridge Institutional”), Bridge Realty Advisors, L.L.C. (“Bridge Realty”), High Rise Capital Management, L.P. (“High Rise Cap Management”) and Zankel Management GP, L.L.C. (“Zankel Management”), that are deemed to form a “group” for

Schedule 13G reporting purposes. The business address of the beneficial owners is 535 Madison Avenue, 26th Floor, New York, New York 10022.

As the sole general partner of each of High Rise Partners and High Rise Institutional (together the “High Rise Partnerships”), High Rise Cap Advisors has the power to vote and dispose of the securities owned by each of the High Rise Partnerships and, accordingly, may be deemed to beneficially own such securities. As the sole general partner of each of Cedar Bridge Realty and Cedar Bridge Institutional (together the “Cedar Bridge Partnerships”), Bridge Realty has the power to vote and dispose of the securities owned by each of the Cedar Bridge Partnerships and, accordingly, may be deemed the beneficial owner of such securities. The managing member of Bridge Realty is High Rise Cap Advisors. The managing members of High Rise Cap Advisors are O’Connor and Zankel.

Under an investment advisory contract, High Rise Cap Management has the power to vote and dispose of the securities held for certain managed accounts and, accordingly, may be deemed to beneficially own such securities. The general partner of High Rise Cap Management is Zankel Management GP L.L.C., of which Zankel is managing member. O’Connor is President of High Rise Cap Management and shares investment duties with Zankel.

The sole and shared voting or dispositive power for each beneficial owner is as follows:

	Sole	Shared
Beneficial Owner	Voting/Dispositive	Voting/Dispositive

J. David O’Connor	1,000	2,024,600
I. Arthur Zankel	50,000	2,024,600
High Rise Capital Advisors, L.L.C.	—	1,644,963
High Rise Partners, L.P.	—	626,817
High Rise Institutional Partners, L.P.	—	792,246
Cedar Bridge Realty Fund, L.P.	—	180,300
Cedar Bridge Institutional Fund, L.P.	—	45,600
Bridge Realty Advisors, L.L.C.	—	225,900
High Rise Capital Management, L.P.	379,637	—
Zankel Management GP, L.L.C.	379,637	—

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth certain information concerning the compensation paid to our Named Executive Officers for the years ended December 31, 2003, 2002 and 2001.

							Long-Term
							Compensation
							Awards
	Annual Compensation
							Securities	Restricted
					Other		Underlying	Stock	All
					Annual		Options(1)	Awards(2)	Other
Name and Principal Position	Year	Salary	Bonus		Compensation		(#)	($)	Compensation(3)

David P. Stockert	2003	$375,000	$150,000		$107,200	(4)	225,000	$1,100,000	$5,932
President and Chief	2002	375,000	—		107,200	(4)	50,000	50,000	4,200
Executive Officer	2001	375,000	—		107,200	(4)	175,000	33,750	2,615
Thomas L. Wilkes	2003	$315,000	$90,000		$47,200	(5)	130,000	$550,000	$6,398
President — Post	2002	315,000	—		47,200	(5)	30,000	45,000	4,200
Apartment Management	2001	315,000	—		108,109	(5)	50,000	60,645	2,611
John B. Mears	2003	$235,000	$80,000		$7,200		99,500	$390,000	$6,045
Executive Vice President —	2002	235,000	50,000		7,200		20,000	30,000	4,200
Post Investment Group	2001	235,000	61,920		7,200		—	52,257	2,615
Sherry W. Cohen	2003	$235,000	$70,000		$7,200		105,000	$330,000	$6,397
Executive Vice President and	2002	235,000	41,000		7,200		15,000	15,000	4,200
Corporate Secretary	2001	235,000	51,334		7,200		—	31,596	2,615
Thomas D. Senkbeil	2003	$204,167	$187,500	(6)	—		195,000	$852,500	$1,324
Executive Vice President and	2002	—	—		—		—	—	—
Chief Investment Officer	2001	—	—		—		—	—	—

(1)	Options shown include both options granted to the Named Executive Officers in the year set forth and options granted for meeting certain performance goals during the year set forth, but granted the following year.
(2)	Includes both restricted shares granted to the Named Executive Officers in the year set forth and restricted shares granted for meeting certain performance goals during the year set forth, but granted in the following year. The aggregate number and value of unvested shares of restricted stock held by each Named Executive Officer as of January 20, 2004, the most recent date upon which shares of restricted stock were granted, were as follows:

	Aggregate Number of Shares	Dollar Value of Aggregate
Name	of Restricted Stock	Restricted Stock Holdings

David P. Stockert	43,665	$1,221,747
Thomas L. Wilkes	23,214	649,528
John B. Mears	16,696	467,154
Sherry W. Cohen	13,865	387,943
Thomas D. Senkbeil	31,749	888,337

The table below shows the total number of shares awarded during the last three years and the vesting schedule for any restricted stock award reported in the Summary Compensation Table:

		Restricted
Name	Year	Stock Award	Grant Date	Vesting Schedule

David P. Stockert	2003	3,574	1/20/04	One-third will vest on 12/31/04, 12/31/05 and 12/31/06.
	2003	38,358	7/17/03	One-eighth will vest on 7/17/04, 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.
	2002	2,082	1/30/03	One-third vested on 12/31/03, one-third will vest on 12/31/04 and one-third will vest on 12/31/05.
	2001	1,034	2/28/02	One-third vested on 12/31/02 and 12/31/03 and one-third will vest on 12/31/04.
Thomas L. Wilkes	2003	1,787	1/20/04	One-third will vest on 12/31/04, 12/31/05 and 12/31/06.
	2003	19,179	7/17/03	One-eighth will vest on 7/17/04, 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.
	2002	1,874	1/30/03	One-third vested on 12/31/03, one-third will vest on 12/31/04 and one-third will vest on 12/31/05.
	2001	1,858	2/28/02	One-third vested on 12/31/02 and 12/31/03 and one-third will vest on 12/31/04.
John B. Mears	2003	1,430	1/20/04	One-third will vest on 12/31/04, 12/31/05 and 12/31/06.
	2003	13,425	7/17/03	One-eighth will vest on 7/17/04, 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.
	2002	1,249	1/30/03	One-third vested on 12/31/03, one-third will vest on 12/31/04 and one-third will vest on 12/31/05.
	2001	1,601	2/28/02	One-third vested on 12/31/02 and 12/31/03 and one-third will vest on 12/31/04.
Sherry W. Cohen	2003	1,072	1/20/04	One-third will vest on 12/31/04, 12/31/05 and 12/31/06.
	2003	11,507	7/17/03	One-eighth will vest on 7/17/04, 7/17/05, 7/17/06, 7/17/07, 7/17/08, 7/17/09, 7/17/10 and 7/17/11.
	2002	625	1/30/03	One-third vested on 12/31/03, one-third will vest on 12/31/04 and one-third will vest on 12/31/05.
	2001	968	2/28/02	One-third vested on 12/31/02 and 12/31/03 and one-third will vest on 12/31/04.

		Restricted
Name	Year	Stock Award	Grant Date	Vesting Schedule

Thomas D. Senkbeil	2003	1,876	1/20/04	One-third will vest on 12/31/04, 12/31/05 and 12/31/06.
	2003	29,873	6/3/03	One-eighth will vest 6/3/04, 6/3/05, 6/3/06, 6/3/07, 6/3/08, 6/3/09, 6/3/10 and 6/3/11.
	2002	—	—
	2001	—	—

      Dividends are paid on all shares of restricted stock.

(3)	“All Other Compensation” consists of:

•	matching contributions to the company-sponsored 401(k) plan for each Named Executive Officer, and
•	amounts paid by us for term life and disability insurance coverage for each Named Executive Officer.

The following table shows the amount of each category of “All Other Compensation” received by each Named Executive Officer in 2003:

		Term Life and
	401(k) Matching	Disability Insurance
Name	Contribution	Premiums

David P. Stockert	$4,000	$1,932
Thomas L. Wilkes	4,000	2,398
John B. Mears	4,000	2,045
Sherry W. Cohen	4,000	2,397
Thomas D. Senkbeil	—	1,324

(4)	“Other Annual Compensation” for Mr. Stockert for 2003, 2002 and 2001 includes forgiveness of indebtedness in the amount of $100,000 in each year.
(5)	“Other Annual Compensation” for Mr. Wilkes includes forgiveness of indebtedness in the amount of $40,000 for each of 2003 and 2002 and includes forgiveness of indebtedness in the amount of $40,000 and relocation expenses of $60,909 in 2001.
(6)	Includes $100,000 paid as a signing bonus under Mr. Senkbeil’s employment agreement.

Option Grants Table

      The following table sets forth all options to acquire shares of our common stock granted to the Named Executive Officers during the fiscal year ended December 31, 2003:

Individual Grants

			Percent of			Potential Realizable Value at
	Number of		Total Options			Assumed Annual Rates of
	Securities		Granted to			Stock Price Appreciation for
	Underlying		Employees in	Exercise or		Option Term(1)
	Options		Fiscal Year	Base Price	Expiration
Name	Granted		(%)	($/Sh)	Date	5% ($)	10% ($)

David P. Stockert	50,000	(2)	4.0%	$24.01	1/30/2013	$754,988	$1,913,288
	175,000	(3)	14.0%	26.07	7/17/2013	2,869,175	7,271,052
Thomas L. Wilkes	30,000	(2)	2.4%	24.01	1/30/2013	452,993	1,147,973
	100,000	(3)	8.0%	26.07	7/17/2013	1,639,528	4,154,887
John B. Mears	20,000	(2)	1.6%	24.01	1/30/2013	301,995	765,315
	4,500	(3)	0.4%	26.07	7/17/2013	73,779	186,970
	75,000	(3)	6.0%	26.07	7/17/2013	1,229,646	3,116,165
Sherry W. Cohen	15,000	(2)	1.2%	24.01	1/30/2013	226,496	573,986
	75,000	(3)	6.0%	26.07	7/17/2013	1,229,646	3,116,165
	10,000	(3)	0.8%	26.07	7/17/2013	163,953	415,489
Thomas D. Senkbeil	165,000	(4)	13.2%	26.78	6/3/2013	2,778,897	7,042,270

(1)	The amounts shown only represent assumed rates of appreciation. They are not intended to forecast future appreciation. Actual gains, if any, on stock option exercises will depend upon future performance of our stock. There can be no assurance that the amounts reflected in these columns will be achieved or, if achieved, will exist at the time of any option exercise. In addition, these amounts do not take into consideration certain terms of the options, such as nontransferability, vesting requirements or termination following a termination of employment.
(2)	Options listed are exercisable one-third annually beginning January 30, 2004.
(3)	Options listed are exercisable one-fifth annually beginning July 17, 2004.
(4)	Options listed are exercisable one-fifth annually beginning June 3, 2004.

Fiscal Year-End Option Value Table

      The following table sets forth certain information with respect to the number of unexercised options and the value of unexercised in-the-money options held by our Named Executive Officers as of December 31, 2003. These are options for which the exercise price is lower than the closing price on that date. There were no stock options exercised by the Named Executive Officers during the year ended December 31, 2003.

Fiscal Year-End Option Values

	Securities Underlying		Value of Unexercised
	Number of Unexercised		In-the-Money
	Options at Fiscal Year-End(#)		Options at Fiscal Year-End

Name	(Exercisable)	(Unexercisable)	(Exercisable)(1)	(Unexercisable)(1)

David P. Stockert	70,000	330,000	—	$519,250
Thomas L. Wilkes	75,483	163,334	—	302,300
John B. Mears	111,300	109,500	—	225,275
Sherry W. Cohen	128,207	106,667	—	215,900
Thomas D. Senkbeil	—	165,000	—	188,100

(1)	Based on the closing price of $27.92 per share of common stock on December 31, 2003.

Long-Term Incentive Plan Table

      The following table sets forth awards made to the Named Executive Officers in 2003 under our Shareholder Value Plan. The Shareholder Value Plan gives participants the opportunity to receive a percentage of a target bonus for each performance period based on Post Properties’ total shareholder return in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index. A performance period is a three calendar year period, and a target bonus will be set for each participant for each performance period. A percentage of a participant’s target bonus will be payable for a performance period under the plan’s standard benchmark rankings and related target bonus payment percentage only if our total shareholder return for a performance period ranks Post Properties in the top 50% of all equity REITs whose total shareholder return is reported in the NAREIT total return index for such period. Thus, the plan is intended to tie a participant’s bonus to Post Properties’ long-term performance relative to the long-term performance of other REITs in providing a total return to our shareholders.

			Estimated Future Payouts
		Performance
Name	Grant Date	Period	Threshold	Target	Maximum

David P. Stockert	1/30/03	3 years	—	$50,000	$150,000
Thomas L. Wilkes	1/30/03	3 years	—	45,000	135,000
John B. Mears	1/30/03	3 years	—	30,000	90,000
Sherry W. Cohen	1/30/03	3 years	—	15,000	45,000
Thomas D. Senkbeil	N/A	N/A	—	—	—

Employment Agreements and Change of Control Agreements

Employment Agreements

      David P. Stockert. Mr. Stockert entered into a new employment agreement with us in July 2003. The agreement was amended in December 2003. The agreement provides that he will serve as our President and Chief Executive Officer and will receive a minimum base salary of $375,000. He also will be eligible to receive an annual bonus based on personal and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase our common stock in an amount and at a price as determined by the Executive Compensation and Management Development Committee, an award of restricted stock and a target bonus under the Shareholder Value Plan. The agreement continues through July 17, 2006 but the three year term will renew on each anniversary of the date of the agreement unless terminated by either

Mr. Stockert or the board pursuant to the agreement’s notice and termination provisions. The agreement also provides for participation in our employee benefit plans as well as various executive perquisites, including an automobile allowance. If the agreement is terminated by us without cause or by Mr. Stockert in certain circumstances, Mr. Stockert will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites, all owed to him for the remaining term of the agreement as if he continued to be employed. In addition, any of Mr. Stockert’s unvested stock options, restricted stock and any bonus he is entitled to under the Shareholder Value Plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Stockert had remained employed by the company through the term of the agreement. Further, Mr. Stockert will receive a payout equal to $100,000 for each year remaining under the term of the agreement to reduce the principal amount under one of Mr. Stockert’s outstanding loans. Mr. Stockert will also receive an amount equal to 140% of the excess, if any, of the then principal and interest on his two loans (after taking into account the principal reduction from the payment described above) over the total market value of any shares of our common stock purchased with the proceeds of the loans. In the event of termination by us for cause, Mr. Stockert shall forfeit all compensation, perquisites and benefits provided in the agreement, and he will not vest in his options to purchase company stock or in his restricted stock. If a change of control occurs and Mr. Stockert’s employment is terminated by us without cause or he resigns for good reason during the three year period (his “protection period”) following the change of control or if Mr. Stockert resigns during the 90 day period following the first anniversary of the change of control for any or no reason, Mr. Stockert will, within thirty days of his termination, receive a lump sum payment equal to three times his then current cash compensation. In addition, any of Mr. Stockert’s unvested stock options and restricted stock shall fully vest. Mr. Stockert will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period. Mr. Stockert will, within 30 days of termination, receive a payment equal to $100,000 for each year remaining in his protection period to reduce the principal amount under one of Mr. Stockert’s outstanding loans. In addition, Mr. Stockert will receive an amount equal to 140% of the excess, if any, of the then principal and interest on his two loans (after taking into account the principal reduction from the payment described above) over the total market value of any shares of our common stock purchased with the proceeds of the loans.

      Thomas D. Senkbeil. Mr. Senkbeil entered into an employment agreement with us in June 2003. The agreement was amended in August 2003 and December 2003. The agreement provides that he will serve as our Executive Vice President and Chief Investment Officer and will receive a minimum base salary of $350,000. He also will be eligible to receive an annual bonus of $150,000 (subject to upward adjustment in future years) based on personal and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase up to 50,000 shares of our common stock, subject to upward or downward adjustment, at a price as determined by the Executive Compensation and Management Development Committee, an award of restricted stock and a target bonus under the Shareholder Value Plan which in total shall equal between $150,000 and $200,000. The agreement continues through June 1, 2006, but the three year term will renew on each anniversary of the date of the agreement unless terminated by either Mr. Senkbeil or the board pursuant to the agreement’s notice and termination provisions. The agreement also provides for a signing bonus and participation in our employee benefit plans as well as various executive perquisites. The signing bonus was paid within five business days following the date of the agreement and was equal to a cash bonus of $100,000 plus a grant of a certain number of shares (determined by dividing $800,000 by the closing price of our common stock on June 3, 2003) which vest over eight years plus an option to purchase 165,000 shares of our common stock (at the closing price on June 3, 2003) with such options vesting over 5 years. If the agreement is terminated by us without cause or by Mr. Senkbeil in certain circumstances, Mr. Senkbeil will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites, all owed to him for the remaining term of the agreement as if he continued to be employed. In addition, any of Mr. Senkbeil’s unvested stock options, restricted stock and any bonus he is entitled to under the Shareholder Value Plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Senkbeil had remained employed by the company through the term of the agreement. Further, the restricted stock granted to Mr. Senkbeil on the date of the agreement shall vest so that no less than five-eighths of the total number of shares shall have vested on the date of Mr. Senkbeil’s termination. In the event of termination by us for cause, Mr. Senkbeil shall forfeit all compensation and benefits provided in the agreement, as amended and he will not vest in his options to purchase company stock or in his restricted stock. If a change of control occurs and Mr. Senkbeil’s employment is terminated by us without cause or he resigns for good reason during the three year period (his “protection period”) following the change of control or Mr. Senkbeil resigns during the 90 day period following the first anniversary of the change of control for any or no reason, Mr. Senkbeil will, within thirty days of his termination, receive a lump sum payment equal to three times his then current cash compensation. In addition, any of Mr. Senkbeil’s unvested stock options and restricted stock shall fully vest. Mr. Senkbeil will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period.

      Christopher J. Papa. We expect Mr. Papa to be one of our Named Executive Officers in our 2005 proxy statement. In December 2003, we entered into an employment agreement with Mr. Papa as our Executive Vice President and Chief Financial Officer. The agreement provides that he will serve as our Executive Vice President and Chief Financial Officer and will receive a minimum base salary of $275,000. He also will be eligible to receive an annual bonus based on personal and corporate goals established by the Executive Compensation and Management Development Committee, incentive compensation in the form of options to purchase shares of our common stock in an amount and at a price as determined by the Executive Compensation and Management Development Committee, an award of restricted stock and a target bonus under the Shareholder Value Plan. The agreement continues through November 30, 2004, but the term will extend for one additional year on each anniversary of the date of the agreement unless terminated by either Mr. Papa or the board of directors pursuant to the agreement’s notice and termination provisions. The agreement also provides for a signing bonus, participation in our employee benefit plans as well as various executive perquisites, including an automobile allowance. The signing bonus was paid within five business days following the date of the agreement and was equal to a cash bonus of $95,000 plus a grant of a certain number of shares (determined by dividing $100,000 by the closing price of our common stock on December 2, 2003) which vest over five years plus an option to purchase 50,000 shares of our common stock (at the closing price on December 2, 2003), with such options vesting over five years. If the agreement is terminated by us without cause or by Mr. Papa in certain circumstances, Mr. Papa will continue to receive all cash compensation, other benefits under our benefit plans and any perquisites, all owed to him for the remaining term of the agreement as if he continued to be employed. In addition, any of Mr. Papa’s unvested stock options, restricted stock and any bonus he is entitled to under the Shareholder Value Plan shall vest on the date of termination to the extent that any such option, share of restricted stock, or bonus would have vested if Mr. Papa had remained employed by the company for a period of one year from the date of his termination. In the event of termination by us for cause, Mr. Papa shall forfeit all compensation, perquisites and benefits provided in the agreement, including any forfeitable restricted stock or unvested options to purchase common stock. If a change of control occurs and Mr. Papa’s employment is terminated by us without cause or he resigns for good reason during the three year period (his “protection period”) following the change of control or Mr. Papa resigns for any or no reason during the 90 day period (1) following the first anniversary of the change of control, or (2) if the change of control occurs before July 1, 2004, which starts immediately after the end of the 180 day period beginning on the date of the change of control, Mr. Papa will, within thirty days of his termination, receive a lump sum payment equal to three times his then current cash compensation following the change of control. In addition, any of Mr. Papa’s unvested stock options and restricted stock shall fully vest. Mr. Papa will also continue to receive coverage and benefits under the employee benefit plans for the remainder of the protection period.

      Under the employment agreements and the change of control agreements described below, a change of control is defined as:

•	any change which is required to be reported in a proxy statement,

•	a person becoming a beneficial owner of 45% or more of the combined voting power of our then outstanding securities for the election of directors,

•	the members of our board of directors at the beginning of any period of two consecutive years or less cease for any reason to constitute a majority of our board of directors unless their successors were approved by at least two-thirds of the members of our board at the beginning of such period,

•	our shareholders approve a reorganization, merger, consolidation or share exchange which results in our common stock being converted or changed into securities of another non-Post affiliated organization,

•	any dissolution or liquidation of Post Properties or the sale or disposition of 50% or more of our assets or business, or

•	our shareholders approve any reorganization, merger, consolidation or share exchange with another corporation that would cause existing shareholders of Post Properties to hold less than 60% of the outstanding shares of common stock of the surviving entity.

      A change of control is “effective” under these change of control agreements on the date of the closing of the transaction which effects the change of control or, if there is no such closing, on the date the change of control is reported to the Securities and Exchange Commission.

      Mr. Stockert, Mr. Senkbeil and Mr. Papa also will be eligible to receive such benefits if we terminate their employment without “cause” or they resign for good reason during the sixty day period leading up to the date of a change of control.

      If Mr. Stockert, Mr. Senkbeil or Mr. Papa would be subject to a “golden parachute” excise tax as a result of the benefits called for under his change of control agreement, he agrees to waive his right to up to $25,000 of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due as a result of such payment and any interest assessed by the Internal Revenue Service related to such excise tax payments.

      As part of the employment agreements, Mr. Stockert, Mr. Senkbeil and Mr. Papa further agree to protect our trade secrets for so long as such information remains a trade secret, to protect any confidential or proprietary information for the one year period following his termination of employment and to refrain from soliciting our customers and our employees for the two year period following his termination of employment.

Change of Control Agreements

      Mr. Stockert, Mr. Senkbeil and Mr. Papa have change of control provisions in their employment agreements, as described above. Mr. Wilkes, Mr. Mears and Ms. Cohen have entered into stand-alone change of control agreements with us. These change of control agreements provide a range of benefits to an executive if at any time during a specified period which starts on the effective date of a change of control, we terminate such executive’s employment without “cause” or he or she resigns for good reason or if he or she resigns for any or no reason during the 90 day period following the first anniversary of the effective date of the change of control. The specified period for Mr. Wilkes is three years. The specified period for Mr. Mears and Ms. Cohen is two years.

Upon any such termination of Mr. Wilkes:

•	he would receive a cash payout equal to three times his salary and bonus in a cash lump sum within thirty days after his employment terminates,

•	any of his unvested stock options would become immediately vested and exercisable and all his options would be exercisable for three years following the change of control (his “protection period”) or until the expiration of their term, whichever comes first,

•	the restrictions on any of his restricted stock would expire and Mr. Wilkes right to such stock shall become non-forfeitable,

•	he would have no obligation or liability for the repayment of any outstanding loan made by us to him until the due date for repayment under the terms of such loan or until the end of his protection period, which ever comes first and would be treated as if he had remained employed by us during his protection period or until the due date for repayment under the terms of the loan, including any provisions regarding the forgiveness of any such loan for continuing to work for us over such period,

•	within 30 days after his employment terminates, he would receive a payment of 140% of the excess, if any, of the principal and interest outstanding on his termination date on each loan made by us to help him purchase shares of our stock over the total market value of such shares on the date his employment terminates, and

•	during his protection period he would continue to be eligible to participate in employee benefit plans and receive various executive perquisites consistent with plans in which he participated and perquisites he received prior to the date his employment terminates.

Upon any such termination of Mr. Mears or Ms. Cohen:

•	he or she would receive a cash payout equal to two times his or her salary and bonus in a cash lump sum within thirty days after his or her employment terminates,

•	any of his or her unvested stock options would become immediately vested and exercisable and all of his or her options would be exercisable for two years following the change of control (his or her “protection period”) or until the expiration of their term, whichever comes first,

•	the restrictions on any of his or her restricted stock would expire and his or her right to such stock shall become non-forfeitable,

•	he or she would have no obligation or liability for the repayment of any outstanding loan made by us to him or her until the due date for repayment under the terms of such loan or until the end of his or her protection period, which ever comes first and would be treated as if he or she had remained employed by us during his or her protection period or until the due date for repayment under the terms of the loan, including any provisions regarding the forgiveness of any such loan for continuing to work for us over such period,

•	within 30 days after his or her employment terminates he or she would receive a payment of 140% of the excess, if any, of the principal and interest outstanding on any loan made by us to help him or her purchase shares of our stock over the total market value of such shares on the date his or her employment terminates, and

•	during his or her protection period, he or she would continue to be eligible to participate in employee benefit plans and receive various executive perquisites consistent with plans in which he or she participated and perquisites he or she received prior to the date his or her employment terminates.

      Mr. Wilkes, Mr. Mears and Mr. Cohen also will be eligible to receive such benefits if we terminate their employment without “cause” or they resign for good reason during the sixty day period leading up to the date of a change of control.

      Under these change of control agreements, a change of control is defined in the exact same manner and is effective at the same time as described above under the “Employment Agreements” section.

      If Mr. Wilkes, Mr. Mears or Ms. Cohen would be subject to a “golden parachute” excise tax as a result of the benefits called for under his or her change of control agreement, he or she agrees to waive his or her right to up to $25,000 (under the agreements with Mr. Wilkes) or $10,000 (under the agreement with Mr. Mears and Ms. Cohen) of such benefits in order to eliminate such tax. However, if such a waiver would fail to eliminate such tax, no waiver shall be required, and we will make payments to the executive sufficient to pay such excise tax, any additional federal, state and local taxes due as a result of such payment and any interest assessed by the Internal Revenue Service related to such excise tax payments.

      Under the change of control agreements Mr. Wilkes, Mr. Mears and Ms. Cohen further agree to protect our trade secrets for so long as such information remains a trade secret, to protect any confidential or proprietary information for the one year period following his or her termination of employment and to refrain from soliciting our customers and our employees for the two year period following his or her termination of employment.

      The initial terms of these change of control agreements ends in September 2004, but the terms will automatically extend for one additional year on each anniversary date of the agreements unless we advise Mr. Wilkes, Mr. Mears and Ms. Cohen at least 180 days before any such anniversary date that there will be no automatic extension on the subsequent anniversary date.

Compensation Committee Interlocks and Insider Participation

      During 2003, Messrs. Anderson, French and Rice served as members of the Executive Compensation and Management Development Committee (or its predecessor, the Compensation Committee). During 2003:

•	none of our other executive officers was a director of another entity where one of that entity’s executive officers served on Post Properties’ Executive Compensation and Management Development Committee,

•	no member of the Executive Compensation and Management Development Committee was an officer or employee of Post Properties or any of its subsidiaries,

•	no member of the Executive Compensation and Management Development Committee entered into any transaction with Post Properties in which the amount involved exceeded $60,000,

•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on Post Properties’ Executive Compensation and Management Development Committee, and

•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on Post Properties’ board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Insider Loans

      In November 1999, our board of directors approved a Senior Management Stock Ownership Program. The executive officers are expected to use the proceeds of the loans to purchase shares of our common stock. However, none of the loans made under our Senior Management Stock Ownership Program are collateralized with the stock purchased with the loan proceeds. Pursuant to this program, in December 1999, we made loans to executive officers in the principal amounts set forth below. This listing includes only those executive officers that were employees as of December 31, 2003. The original amount of the loans and the outstanding balances as of March 1, 2004 are as follows:

		Outstanding
Senior Officer	Amount of Loan	Balance

John B. Mears	$750,000	$750,000
Sherry W. Cohen	500,000	500,000
Thomas L. Wilkes	500,000	500,000

      In June 2001 and August 2001, we made additional loans to executive officers pursuant to the Senior Management Stock Ownership Program in the principal amounts set forth below. This listing includes only those executive officers that were employees as of December 31, 2003. The original amount of the loans and the outstanding balances as of March 1, 2004 are as follows:

		Outstanding
Senior Officer	Amount of Loan	Balance

David P. Stockert	$1,000,000	$1,000,000
Thomas L. Wilkes	250,000	250,000

      In May 2001, we made additional loans to executive officers outside of our Senior Management Stock Ownership Program, in order to allow them to purchase shares of our common stock in the principal amounts set forth below. These loans are not collateralized by the stock purchased with the loan proceeds. The outstanding balances for such loans as of March 1, 2004 are also set forth below.

		Outstanding
Senior Officer	Amount of Loan	Balance

David P. Stockert	$1,000,000	$700,000
Thomas L. Wilkes	200,000	80,000

      All of the loans described above bear interest at 6.32%. Interest is payable quarterly and the loans are due in full on the earlier of (1) the tenth anniversary of the date of the note or (2) 30 days after the employee ceases for any reason to be an employee of Post Properties. The outstanding balance for the loans described above excludes accrued interest.

      In connection with the May 2001 loans, we entered into agreements to forgive the loans of Messrs. Stockert and Wilkes in installments equal to the following amounts each year.

Amount of Loan
Senior Officer	Forgiveness

David P. Stockert	$100,000
Thomas L. Wilkes	40,000

      The agreements were entered into with these Named Executive Officers prior to July 30, 2002, the date the Sarbanes-Oxley Act of 2002 was enacted. The outstanding balances as of March 1, 2004 reflect the amounts we forgave during the year ended December 31, 2003.

Other Relationships

      During 2003, Post Properties reimbursed Corporate Jet Partners, L.L.C. a total of $108,747 for the costs of our use for company business of aircraft owned by Corporate Jet Partners, L.L.C. Goddard Investment Group, LLC owns 10% of the outstanding member interests in Corporate Jet Partners, L.L.C. Robert C. Goddard, III, our non-executive Chairman, owns 100% of the outstanding member interests in Goddard Investment Group, LLC. Management believes that the costs incurred by the company for use of these aircraft is competitive with the costs that the company would have incurred for the use of similar aircraft owned by an independent third-party.

      During 2003, we billed landscaping fees of $283,021 to Mr. Williams and $64,559 to Mr. Glover. All landscaping services were provided to Messrs. Williams and Glover at the cost to us of providing the services.

      Herschel M. Bloom, one of our directors, is a partner in the law firm of King & Spalding LLP. King & Spalding LLP provided legal services to us during fiscal 2003. Fees for these legal services represented less than 5% of King & Spalding’s revenues during fiscal 2003.

REPORT ON EXECUTIVE COMPENSATION

      The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 (the “Exchange Act”), except to the extent that we specifically incorporate this information by reference.

      The Executive Compensation and Management Development Committee is comprised of three independent, non-employee directors. It is the committee’s responsibility to:

•	annually review and approve the company’s goals and objectives for executive compensation,

•	annually review and approve for the senior executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites,

•	review and approve employment agreements, severance arrangements and change of control agreements for the senior executive officers, as appropriate,

•	make recommendations and reports to the board of directors concerning matters of executive compensation,

•	administer our executive incentive plans, and

•	review compensation plans, programs and policies.

      In performing these duties, the committee considers recommendations from management along with other factors. The committee has available an independent executive compensation consultant as well as access to an extensive compensation database. In 2003, the committee adopted a committee charter, which is available on the company’s website at www.postproperties.com.

The Philosophy of the Executive Compensation and Management Development Committee

      The committee’s philosophy on establishing executive compensation programs is to:

•	foster a high performance culture that motivates and retains high-performing executives,

•	focus the compensation program on achieving our strategic objectives and enhancing shareholder value,

•	be performance driven,

•	orient total compensation more toward incentive pay components rather than base salary, and

•	structure competitive compensation packages to attract and retain executives.

      In 2003, our compensation philosophy for senior executives focused primarily on (1) setting total compensation at or below the market median of peer group REITs and (2) rewarding achievement of individual goals.

      In 2004, our annual cash incentive plan will continue to reinforce our pay-for-performance philosophy. Annual incentive opportunities will continue to be targeted at the market median for comparable REITs. Actual incentive payouts will be determined based on a combination of corporate, business unit and individual performance.

      As further explained below in the section entitled “Annual Cash Incentive Plan,” our performance will have a prominent role in determining annual cash incentive payouts, particularly for senior corporate executives. Our performance will be judged based on our operating results versus internally established goals, our annual budget and the objectives set forth in our strategic plan. The committee believes this approach is more clearly aligned with the committee’s objective of being performance driven and closely linking compensation to enhancing shareholder value.

      For employees with significant business unit responsibilities, a substantial portion of the annual incentive compensation will be earned based on achieving predetermined operational and financial goals. Specific goals have been established for all of our operating units.

Components of Executive Compensation

      The basic components of executive compensation are:

•	base salary,

•	annual cash incentives, and

•	long-term incentives.

Base Salary Program

      The purpose of the base salary program is to create a secure base of cash compensation that is competitive with the salaries of executives at peer group REITs. Base salary levels are determined based on the committee’s assessment of competitive market practices, individual performance over time and each individual’s role and responsibilities in the organization.

      In setting base salaries, we have reviewed compensation data of comparable REITs provided by an independent third-party compensation consultant. In addition, in some cases, base salaries are also the product of employment agreement terms agreed to through arm’s length negotiations in connection with recruiting or retaining a senior executive. Our base salaries for executive officers are competitive with market median practices of other multifamily REITs and comparably sized non-multifamily REITs. The committee believes that future base salary level increases will continue to be influenced by the compensation levels of executives at peer group REITs and our performance relative to the peer group. We have not increased the base salary of any of our executive officers since 2001.

      Base salaries do not follow a preset schedule or formula and may be raised only at the committee’s discretion. Annual salary increases for executive officers take into account the individual’s performance, our overall financial performance and changes in the competitive marketplace. The committee considers a number of factors when evaluating individual performance. They include the executive’s contribution to:

•	generating favorable financial performance,

•	achieving the objectives set forth in our strategic plan,

•	promoting our values,

•	improving product and service quality,

•	developing strong relationships with residents, suppliers and employees, and

•	demonstrating leadership abilities.

Annual Cash Incentive Plan

      The purpose of the annual cash incentive plan is to provide at-risk cash compensation contingent upon achieving annual business and individual objectives. Our annual incentive plan promotes our pay-for-performance philosophy by communicating specific annual corporate and individual business unit performance goals, based on our strategic plan, and rewarding senior management for achieving those goals. The plan is structured to foster teamwork among the executive officers, to focus efforts on corporate results that directly impact shareholders and to link individual performance to our strategic plan.

      In 2003, one of the corporate performance measures was our operating performance compared to internal budgets and financial goals. The company’s 2003 financial performance was disappointing compared to internal benchmarks set at the beginning of 2003, but the committee believes that results were affected by soft economic conditions nationwide compounded by weaker economic conditions in certain of our major markets, as well as last year’s proxy contest and related corporate governance matters. Despite these challenges, the committee was pleased with management’s efforts to strengthen the company’s balance sheet. In assessing annual cash incentives, the committee also focused on the achievement of individual goals and recognized outstanding leadership and personal growth.

      Target awards are established at the start of the year. Actual payouts vary above or below target based on the performance level achieved. Cash bonuses paid to our Named Executive Officers in 2003 are described in this Proxy Statement under the caption “Executive Compensation — Summary Compensation Table.” The annual cash incentives paid to our Named Executive Officers in 2003 were higher than the bonuses paid in the last two fiscal years, primarily as a result of the achievement of individual goals and leadership demonstrated by certain senior executives during 2003.

Long-Term Incentive Plan

      The purpose of the long-term incentive plan is primarily to align executive compensation more closely with shareholder interests, such as long-term company performance and stock price appreciation. In 2003, our board of directors and shareholders adopted the 2003 Incentive Stock Plan. Under this plan, the committee may grant stock options and stock appreciation rights and make restricted stock grants to our key employees and to our outside directors. Initially, there were 4 million shares of our common stock reserved for issuance pursuant to grants made under this plan.

      Restricted Stock and Stock Option Grants. In July 2003, the board of directors and the committee granted 116,415 shares of restricted stock and stock options to purchase 689,500 shares of common stock under this plan to senior executive officers and middle management. The goal of these grants was to increase the level of long-term, at-risk equity included in total executive compensation. In particular, the executive officer grants were primarily special one-time grants designed to more-closely align our executive officers’ interests with creating shareholder value. These grants were a direct response to comments received by management and members of the board during last year’s proxy contest from institutional investors who expressed concern over our senior executive’s ownership interest in the enterprise. Each of these grants included vesting periods of five or more years. In addition, in January 2004, the committee granted an additional 13,488 shares of restricted stock and stock options to purchase 210,500 shares of common stock under this plan to senior executive officers and middle management for 2003 performance.

Shareholder Value Plan

      In 2002, our board of directors and shareholders adopted our Shareholder Value Plan. The purpose of the plan is to give each participant the opportunity to receive a percentage of his target bonus for each performance period based on Post Properties’ total shareholder return in relation to the total shareholder return reported for such period in the NAREIT total return index for all equity REITs whose return is reported in such index. A performance period is a three calendar year period, and a target bonus will be set for each participant for each performance period. A percentage of a participant’s target bonus will be payable for a performance period under the plan’s standard benchmark rankings and related target bonus payment percentage only if our total shareholder return for a performance period ranks Post Properties in the top 50% of all equity REITs whose total shareholder return is reported in the NAREIT total return index for such period. Thus, the plan is intended to tie a participant’s bonus to Post Properties’ long term performance relative to the long term performance of other REITs with respect to providing a total return to our shareholders. The target bonuses for each of our Named Executive Officers for 2003 are described in this Proxy Statement under the caption “Executive Compensation — Long-Term Incentive Plan Table.”

Chief Executive Officer Compensation

      For 2003, Mr. Stockert received compensation including a base salary of $375,000, a cash bonus of $150,000, options to purchase 225,000 shares of common stock vesting over three to five years and 41,932 shares of restricted stock (valued at $1,100,000) vesting over three to eight years. Mr. Stockert’s bonus reflects the committee’s support of Mr. Stockert’s performance and leadership during 2003. In particular, the committee rewarded Mr. Stockert for his efforts to strengthen the company’s balance sheet, his leadership during the proxy contest and implementing related corporate governance matters, his selection and retention of a new chief investment officer and a new chief financial officer, his focus on reshaping our strategic plan and his leadership in improving associate and resident satisfaction levels during 2003. As discussed above under “Long-Term Incentive Plan,” of Mr. Stockert’s total option and restricted stock grants in 2003, 175,000 options to purchase common stock and 38,358 shares of restricted stock (valued at $1,000,000) were granted in July 2003 primarily as special one-time grants designed to retain Mr. Stockert as the Chief Executive Officer and to align his long-term compensation with creating shareholder value in response to suggestions received from institutional investors during last year’s proxy contest. Mr. Stockert also entered into a new employment agreement during 2003 discussed in this Proxy Statement under the caption “Executive Compensation — Noncompetition Agreements, Employment Agreements and Change of Control Agreements.”

Policy With Respect To The $1 Million Deduction Limit

      The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of compensation for a company’s employees unless the compensation meets the requirement for “performance-based compensation” as set forth in the tax law and the related regulations.

      Currently our committee does not believe that there is a significant risk of losing deductions under the tax law. Grants under our current long-term incentive plan and grants under our Shareholder Value Plan generally have been, and will be, structured to meet the requirements for performance-based compensation, and grants under our new long-term incentive plan generally will be structured to meet these requirements. Furthermore, our committee going forward intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. Our committee will continue to use its best judgment, taking all factors into account, including the materiality of any deductions that might be lost versus the broader interests to be served by paying compensation for services rendered which is competitive, before adopting any plan or compensation arrangement.

By the Executive Compensation and Management Development Committee:

Charles E. Rice, Chairman
Robert L. Anderson
Russell R. French

AUDIT COMMITTEE REPORT

      The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any other filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

      The Audit Committee is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), our independent auditors, the scope and results of their audit engagement. In connection with the audit for the year ended December 31, 2003, the Audit Committee has:

•	reviewed and discussed with management the audited financial statements of Post Properties and Post Apartment Homes to be included in our Annual Report on Form 10-K for the year ended December 31, 2003;

•	discussed with PricewaterhouseCoopers the matters required by Statement of Accounting Standards No. 61, as amended; and

•	received from and discussed with PricewaterhouseCoopers the communications required by Independence Standards Board Standard No. 1 regarding their independence.

      Management is primarily responsible for Post Properties’ financial reporting process (including its system of internal control) and for the preparation of the consolidated financial statements of Post Properties and Post Apartment Homes in accordance with generally accepted accounting principles (“GAAP”). PricewaterhouseCoopers is responsible for auditing those financial statements and issuing an opinion on whether the audited financial statements conform with GAAP. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of PricewaterhouseCoopers included in their report to the financial statements of Post Properties and Post Apartment Homes.

      Based on the review and the discussions described in the preceding bullet points, the Audit Committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

By the Audit Committee:

Russell R. French, Chairman
Robert C. Goddard, III
Nicholas B. Paumgarten

PRINCIPAL ACCOUNTANT FEES AND SERVICES

      The Audit Committee appointed PricewaterhouseCoopers as our independent auditors for the fiscal year ended December 31, 2003 and has reappointed them for the fiscal year ending December 31, 2004. A representative from PricewaterhouseCoopers is expected to attend the 2004 annual meeting, have the opportunity to make a statement and be available to respond to questions from shareholders.

Audit Fees

      PricewaterhouseCoopers billed us aggregate audit fees and expenses of approximately $353,150 and $341,351, respectively, in fiscal years 2003 and 2002. The audit fees and expenses related to the audit of the annual financial statements and reviews of the quarterly financial statements of Post Properties and Post Apartment Homes.

Audit-Related Fees

      PricewaterhouseCoopers billed us approximately $134,290 and $134,500, respectively, in fiscal years 2003 and 2002 for audit-related fees. The fees incurred were for an employee benefit plan audit, accounting consultations, internal control reviews and attest services.

Tax Fees

      PricewaterhouseCoopers billed us approximately $508,118 and $499,777, respectively, in fiscal years 2003 and 2002 for tax services. These fees related principally to tax planning and compliance.

All Other Fees

      PricewaterhouseCoopers did not perform any services other than the services described above under Audit Fees, Audit-Related Fees and Tax Fees for fiscal years 2003 and 2002.

Pre-Approval of Audit and Permissible Non-Audit Services

      Our Audit Committee Charter provides for the pre-approval of all audit services and all permissible non-audit services to be performed for us by our independent accountants, as contemplated by Section 10A(i) of the Exchange Act. The Audit Committee may delegate to one or more of its members the authority to pre-approve audit services and permissible non-audit services; provided, however, that all pre-approved services must be disclosed by such delegate to the full Audit Committee at its next scheduled meeting.

SHAREHOLDER RETURN PERFORMANCE GRAPH

      The following shareholder return performance graph compares our performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (“NAREIT”). The shareholder return performance graph assumes an investment of $100 in Post Properties and in the two indexes on December 31, 1998 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. Shareholder return performance presented for the period from December 31, 1998 through December 31, 2003 is not necessarily indicative of future results.

	Dec-	Mar-	Jun-	Sep-	Dec-	Mar-	Jun-	Sep-	Dec-	Mar-	Jun-	Sep-	Dec-	Mar-	Jun-	Sep-	Dec-	Mar-	Jun-	Sep-	Dec-
	98	99	99	99	99	00	00	00	00	01	01	01	01	02	02	02	02	03	03	03	03

PPS	100.00	95.95	110.51	107.82	106.83	114.75	127.55	128.47	113.16	107.50	118.76	118.71	116.19	112.50	103.22	91.35	86.71	90.34	100.95	105.47	109.88
NAREIT Equity	100.00	95.18	104.78	96.35	95.38	97.66	107.95	116.20	120.53	121.00	134.33	130.81	137.32	148.66	156.11	141.98	142.57	143.53	162.35	177.80	195.51
S&P 500	100.00	104.98	112.38	105.36	121.04	123.82	120.53	119.36	110.02	96.98	102.65	87.59	96.94	97.21	84.19	69.64	75.52	73.14	84.40	86.63	97.18

      The stock price performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.

EQUITY COMPENSATION PLAN INFORMATION

      The following table presents information as of December 31, 2003 about our common stock that may be issued upon the exercise of options, warrants and rights under our 1993 Employee Stock Plan,

2003 Incentive Stock Plan, 1995 Non-Qualified Employee Stock Purchase Plan and 2002 Shareholder Value Plan.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted Average	Future Issuance under Equity
	be Issued upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities Reflected
Plan Category	Warrants and Rights	Warrants and Rights	in Column (a))

Equity compensation plans approved by security holders
1993 Employee Stock Plan	3,897,812	$35.12	—
2003 Incentive Stock Plan	837,000	26.28	3,028,796
1995 Non-Qualified Employee Stock Purchase Plan	N/A (1)	N/A (1)	19,142 (2)
2002 Shareholder Value Plan	N/A (3)	N/A (3)	200,000 (3)

Total	4,734,812	$33.56	3,247,938
Equity compensation plans not approved by security holders	None	None	None

Total	4,734,812	$33.56	3,247,938

(1)	Purchase rights accruing under the 1995 Non-Qualified Employee Stock Purchase Plan are excluded because the number and exercise price of such rights will not be determinable until the expiration of future offering periods.
(2)	Our 1995 Non-Qualified Employee Stock Purchase Plan was approved by our shareholders on May 12, 1994. There is no limit in the plan on the number of shares issuable to plan participants. Our board of directors originally reserved 100,000 shares for issuance pursuant the plan on August 25, 1994 and reserved an additional 150,000 shares on January 15, 1999. We currently have 19,142 shares available for issuance pursuant to the plan. However, the board of directors may increase the number of shares available for issuance under the plan from time to time without shareholder approval.
(3)	Our 2002 Shareholder Value Plan was approved by our shareholders on May 23, 2002. We have reserved 200,000 shares to pay bonuses under the plan. The first bonus payable under the plan would be for the performance period ending on January 1, 2005.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires our executive officers and directors and persons who beneficially own more than ten percent of our common stock to file with the SEC certain reports with respect to each such person’s beneficial ownership of our equity securities. Messrs. Anderson, Bloom, French, Goddard, Rice and de Waal filed late Form 4s to report grants of stock options and restricted stock received as director compensation. In addition, Mr. Glover filed a late Form 5, and Ms. Cohen filed a late Form 4 to report certain gifts. Based solely upon a review of copies of reports and certain representations of our executive officers and directors, all such persons, other than those noted above, have complied with the applicable reporting requirements.

Annual Report to Shareholders

      Our Annual Report for the year ended December 31, 2003, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

Shareholder Proposals

      To be eligible to include a shareholder proposal in our proxy statement for the 2005 annual meeting of shareholders, we must receive the shareholder proposal on or before December 13, 2004.

      Under our bylaws, a shareholder is eligible to submit a shareholder proposal if the shareholder is (1) of record based on the record date for determining shareholders entitled to vote at the annual meeting and (2) of record on the date the shareholder gives notice of the proposal to us. The shareholder also must provide timely notice of the proposal to us. To be timely, we must receive advance notice of the proposal by February 26, 2005 (90 days before May 27, 2005, the anniversary of our 2004 annual meeting) but not before January 27, 2005 (120 days before May 27, 2005, the anniversary of our 2004 annual meeting). Any shareholder proposal notice must comply with the notice procedures specified by our bylaws.

      For any shareholder proposal not submitted for inclusion in our 2005 proxy statement but intended to be presented directly at the 2005 annual meeting of shareholders, management generally will be able to vote proxies in its discretion unless the proponent of the shareholder proposal (a) provides us with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of our voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides us with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of our voting shares required to carry the proposal.

      Shareholder proposals should be sent to:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary

Householding

      As permitted by the Exchange Act, only one copy of this Proxy Statement is being delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies of the Proxy Statement. Upon oral or written request, we will promptly deliver a separate copy of the Proxy Statement to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of the Proxy Statement may contact us to request multiple copies in the future, and shareholders residing at the same address and currently receiving multiple copies of the Proxy Statement may contact us to request a single copy in the future. All such requests should be sent to us at:

Post Properties, Inc.
One Riverside
4401 Northside Parkway, Suite 800
Atlanta, Georgia 30327-3057
Attention: Corporate Secretary

Other Matters

      The board of directors knows of no other matters to be brought before the annual meeting.

By Order of the Board of Directors,

Sherry W. Cohen
Executive Vice President and Secretary

Atlanta, Georgia
April      , 2004

APPENDIX A

PROPOSED AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF POST PROPERTIES, INC.

      Section 2(b) of Article II of the Amended and Restated Bylaws of Post Properties, Inc., will be amended and restated in its entirety as follows:

(b) Directors shall be elected at each annual meeting of shareholders for a one-year term expiring at the next succeeding annual meeting of shareholders.

A-1

APPENDIX B

POST PROPERTIES, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER
(As adopted by the Board of Directors on November 5, 2003)

The Board of Directors (the “Board”) of Post Properties, Inc., a Georgia corporation (the “Corporation”), has previously constituted and established an Audit Committee (the “Audit Committee”) with the authority, responsibility and specific duties as described herein. This Charter and the composition of the Audit Committee are intended to comply with applicable law, including the federal securities laws and the rules of The New York Stock Exchange (the “NYSE”). This document replaces and supersedes in its entirety the previous Charter of the Audit Committee adopted by the Board on May 17, 2000.

I.   Purpose

A.	The primary function of Audit Committee is to assist the Board of Directors of the Corporation (the “Board”) in its oversight of:

•	the integrity of the Corporation’s financial statements and financial reporting;

•	the integrity and effectiveness of the Corporation’s disclosure and internal controls;

•	the Corporation’s compliance with legal and regulatory requirements;

•	the independence, qualifications and performance of the Corporation’s independent accountants; and

•	the independence, qualifications and performance of the Corporation’s internal audit function, as appropriate.

B.	Consistent with this function, the Audit Committee shall encourage continuous improvement of, and adherence to, the Corporation’s policies, procedures and practices at all levels.

C.	The Audit Committee shall primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.  Membership

A.	The Audit Committee shall be comprised of three (3) or more directors appointed by the Board, and the Audit Committee’s composition will meet the requirements of the listing standards of the NYSE (the “Listing Standards”), the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”). Accordingly, all members of the Audit Committee will be “independent directors” within the meaning of the Listing Standards, the Exchange Act and the rules and regulations of the Commission, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Audit Committee. The Board shall affirmatively conclude that the members of the Audit Committee are independent, as required.

B.	In addition, each member of the Audit Committee will be financially literate and understand fundamental financial statements, including the Corporation’s balance sheet, income statement, and cash flow statement, at the time of appointment to the Audit Committee. At least one member of the Audit Committee shall have accounting or related financial management expertise, and by January 1, 2004, unless the Board determines otherwise, at least one member must be an “audit committee financial expert” as such term is defined by the rules and regulations of the Commission. No member of the Audit Committee may simultaneously serve on more than three (3) audit committees of public companies.

C.	The members of the Audit Committee shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall be duly elected and qualified. Any vacancies on the Audit Committee occurring prior to the annual organizational meeting shall be filled by the Board. Unless a Chairperson is elected by the full Board, the members of the Audit Committee may designate a Chairperson by majority vote of the full Audit Committee membership.

D.	A majority of the Audit Committee shall constitute a quorum to take any action by the Audit Committee.

III. Meetings

A.	The Audit Committee shall meet at least four (4) times annually, and more frequently as circumstances may dictate. The Audit Committee shall meet at least annually with management of the Corporation (in particular the Corporation’s senior financial officers), the Corporation’s internal auditors (or other personnel responsible for the internal audit function) (as appropriate) and the Corporation’s independent accountants in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately, such as internal controls and the fullness and accuracy of the Corporation’s financial statements. In addition, the Audit Committee should meet with the independent accountants and management quarterly to review the Corporation’s financial statements.

IV. Responsibilities

The Audit Committee is responsible for oversight of the independent accountants, the Corporation’s internal accounting controls and auditing functions, and the financial reporting process. The Audit Committee recognizes that management is responsible for preparing the Corporation’s financial statements and that the independent accountants are responsible for auditing those financial statements. Additionally, the Audit Committee recognizes that management, as well as the independent accountants, have more time, knowledge and more detailed information on the Corporation than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurance as to the Corporation’s financial statements or any professional certification as to the independent accountant’s work.

To fulfill its responsibilities and duties, the following functions shall be the common recurring activities of the Audit Committee in its oversight function. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide as appropriate given the circumstances and in compliance with the Listing Standards, the Exchange Act and the rules and regulations of the Commission. The Audit Committee shall:

A.	Document/Report/Review

1.	As part of an on-going self assessment process, review and update this Charter periodically, and at least annually, or as conditions may dictate.

2.	Request that the Corporation file this Charter as an appendix to the Corporation’s proxy statement at least once every three years and maintain a copy on the Corporation’s website.

3.	Review the Corporation’s annual financial statements and any reports or other financial information submitted publicly, including any certification, report, opinion or review rendered by the independent accountants of the Corporation.

4.	Prepare the annual Audit Committee Report for the Corporation’s proxy statement in accordance with applicable Securities and Exchange Commission regulations.

B.	Independent Accountants

1.	Directly appoint, retain, compensate, evaluate and terminate the Corporation’s independent accountants. In addition, the Audit Committee shall have the sole authority to approve all audit engagement fees and terms. The independent accountants shall report directly to the Audit Committee. Further, the Audit Committee shall be directly responsible for oversight of the independent accountants, including resolution of disagreements between management and the independent accountants.

2.	Discuss with the independent accountants at least annually the accountants’ internal quality-control procedures, any material issues raised by the most recent peer review and any other matters required to be addressed pursuant to the Listing Standards.

3.	Discuss with the independent accountants the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statement on Auditing Standards, AU § 380) relating to the conduct of the audit.

4.	Receive from the independent accountants, on a periodic basis, a formal written statement delineating all relationships between the independent accountants and the Corporation consistent with Independence Standards Board Standard 1 (ISB No. 1).

5.	Obtain from the independent accountants assurance that Section 10A(b) of the Exchange Act (generally relating to the auditors’ identification of illegal acts and related party transactions) has not been implicated.

6.	Evaluate the independent accountants, including the independent accountants’ qualifications, performance and independence, the competence, experience and qualifications of the lead partner and senior members of the independent accountants’ team, and the quality control procedures of the independent accountants. The Audit Committee also shall ensure the rotation of the audit partners as required by law. The Audit Committee will present its conclusions with respect to the independent accountants to the Board.

7.	Discuss with the independent accountants the overall scope and plans for their audits, including the adequacy of staffing.

8.	Pre-approve all audit services and all permissible non-audit services to be performed for the Corporation by its independent accountants, as contemplated by Section 10A(i) of the Exchange Act. The Audit Committee may delegate to one or more of its members the authority to pre-approve audit services and permissible non-audit services; provided, however, that all pre-approved services must be disclosed by such delegate to the full Audit Committee at its next scheduled meeting.

9.	Recommend, if so determined by the Audit Committee, that the Board take certain actions to satisfy itself of the independent accountants’ independence.

10.	Receive an annual report from the independent accountants that describes (a) all critical accounting policies and practices to be used by the Corporation, (b) all material alternative treatments within GAAP suggested to management, and (c) any other written communication with management.

C.	Financial Reporting Process

1.	Review with management and the independent accountants the Corporation’s interim financial statements and disclosures and the information set forth in Management’s Discussion and Analysis in the Corporation’s Quarterly Reports on Form 10-Q prior to filing or prior to the release of earnings, including a discussion with the independent accountants of the matters to be discussed by Statement of Auditing Standards No. 100.

2.	Review with management and the independent accountants the Corporation’s annual audited financial statements and disclosures and the information set forth in Management’s Discussion and Analysis to be included in the Corporation’s Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K) including (a) their judgment about the quality of the Corporation’s accounting principles as applied in its financial reporting, (b) the reasonableness of significant judgments, and (c) the clarity of the disclosures in the financial statements. Recommend, based on its review and discussion, that the audited financial statements be included in the Corporation’s Form 10-K for filing with the Commission.

3.	Obtain a report made to the Audit Committee by the Chief Executive Officer and Chief Financial Officer of the Corporation during their certification processes for the Form 10-K and each Form 10-Q which describes, if any, (a) all significant deficiencies in the design or operation of the Corporation’s internal controls which could adversely affect the Corporation’s ability to record, process and report financial data, and (b) any fraud (whether or not material) involving management or other employees who have a significant role in the Corporation’s internal controls.

4.	Discuss generally, in terms of types of information to be disclosed and the type of presentation to be made, the Corporation’s earnings press releases as well as financial information and earnings guidance provided to analysts and rating agencies. The Chairman of the Audit Committee should review each earnings press release prior to release.

5.	In consultation with the independent accountants, review the integrity of the Corporation’s financial reporting processes, both internal and external. In support of this review, periodically discuss with management the financial reporting controls over key business processes of the Corporation and any special audit steps adopted in light of material control deficiencies.

6.	Discuss with the independent accountants any significant matters regarding internal controls over financial reporting that have come to their attention during the conduct of the audit.

7.	Review analyses prepared by management and/or the independent accountants setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

8.	Review the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation.

9.	Consider management and the independent accountants’ judgment about the quality and appropriateness of the Corporation’s accounting principles and policies and changes to such principles and policies as applied in its financial reporting.

10.	Assess the process for establishing key estimates and reserves within the financial statements and consider the independent accountants’ judgments about the appropriateness of such processes.

11.	Consider the independent accountants’ judgment about the appropriateness of the accounting principles and disclosure practices adopted by management in connection with new transactions or events.

D.	Process Improvement

1.	Establish regular reporting to the Audit Committee of significant judgments made in management’s preparation of the Corporation’s financial statements.

2.	Following completion of the annual audit, review separately with each of management and the independent accountants any problems, difficulties or disagreements encountered during the course of the audit, including any restrictions on the scope of work or access to required information. As part of this review the Audit Committee should, among other items, review: (a) any accounting adjustments that were noted by the independent accountants but were “passed,” (b) any communications between the audit team and the independent accountants’ national office respecting auditing or accounting issues raised by the engagement and (c) any management letter issued by the independent accountants to the Corporation.

3.	Review any significant disagreement among management and the independent accountants in connection with preparation of the Corporation’s financial statements.

E.	Ethical and Legal Compliance and Risk Management

1.	Review the status of tax returns and any real estate investment trust compliance issues.

2.	Review policies with respect to risk assessment and risk management. Meet periodically with management to review the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

3.	Review the terms, conditions and arrangements involving any related party or potential conflict of interest transactions.

4.	Approve the Corporation’s hiring of employees or former employees of the independent accountants.

5.	Review, with the Corporation’s secretary, any legal matters that could have a significant impact on the Corporation’s financial statements.

6.	Establish procedures for the receipt, retention and treatment of complaints regarding the Corporation’s accounting, internal accounting controls or auditing matters and confidential, anonymous submission by employees of concerns regarding accounting questions or auditing matters.

7.	Develop or recommend to the Board for its approval those provisions of a Code of Conduct as may be required by the Listing Standards and those provisions of a Code of Ethics for Senior Executive Officers and Financial Officers as may be required by the Exchange Act and rules and regulations of the Commission that relate to areas that the Committee is responsible for overseeing. Review the Corporation’s Code of Conduct and Code of Ethics from time-to-time, as appropriate, and annually receive an acknowledgment of compliance with the Code of Ethics by the Senior Executive and Financial Officers.

8.	Review, with the Corporation’s secretary, legal compliance matters, including corporate securities trading practices.

9.	Perform any other activities consistent with the Charter, the Corporation’s Bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

10.	Serve as the Qualified Legal Compliance Committee (the “QLCC”) with the authority and responsibility as determined from time to time by the Board of Directors. The Audit Committee, as the QLCC, shall establish written procedures by which it will handle reports of material violations.

V.	Administration

A.	The Audit Committee shall have prompt and unrestricted access to all financial and operating information relevant to the Corporation’s business. The Audit Committee shall have ready access to the Corporation’s legal counsel and to the independent accountants, and shall be provided from time to time with staff assistance from within the Corporation as requested.

B.	The Audit Committee is empowered to employ its own legal counsel, accountants or other advisors, at the Corporation’s expense, to deal with specific problems or issues that arise in the course of carrying out its duties and responsibilities.

C.	Report periodically to the Board, which report may include issues that arise with respect to (a) the quality and integrity of the Corporation’s financial statements, (b) the Corporation’s compliance with legal or regulatory requirements, (c) the performance and independence of the Corporation’s independent auditors or (d) the performance of the internal audit function.

D.	Maintain minutes or other records of meetings and activities of the Committee.

E.	Annually evaluate the performance of the Committee.

VI.	Certification

      This Charter of the Audit Committee was duly approved and adopted by the Board of the Corporation on the 5th day of November, 2003.

/s/ SHERRY W. COHEN

Name: Sherry W. Cohen

Title:	Executive Vice President and

Corporate Secretary

POST PROPERTIES, INC.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet		Vote-by-Telephone

1. Log on to the Internet and go to http://www.eproxyvote.com/pps		1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2. Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.	OR	2. Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND PROPOSAL 2.

	FOR ALL NOMINEES	WITHHOLD FROM ALL NOMINEES

1. To elect three (3) directors to serve until the 2007 Annual Meeting of Shareholders (or until the 2005 Annual Meeting of Shareholders if Proposal 2 is adopted): (01) Douglas Crocker II, (02) Walter M. Deriso, Jr. and (03) Nicholas B. Paumgarten.	☐	☐

☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

	FOR	AGAINST	ABSTAIN
2. To approve the amendment to the Bylaws to declassify the Board of Directors.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.

	FOR	AGAINST	ABSTAIN
3. To approve the shareholder proposal regarding shareholder approval of director compensation.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2 AND AGAINST PROPOSAL 3.

Mark box at right if an address change or comment has been noted on the reverse side of this card. ☐

Please be sure to sign and date this Proxy.

Signature:	Date:	Signature:	Date:

INTERNET ACCESS IS HERE!

Post Properties, Inc. is pleased to announce that registered shareholders now have an innovative and secure means of accessing and managing their registered accounts on-line. Please note this excludes participants in the 401k Plan, as EquiServe Trust Company does not administer the Plan. This easy-to-use service is only a click away at:

http://www.gateway.equiserve.com

In order to access your account and request your temporary password (or PIN), you will need your Social Security number, and Issue ID (PPICM). Please click on the “Establish or recover access to your account” tab and follow the instructions and a temporary password will be mailed to your address of record. If you have any questions about using this service, please contact us at:

1-800-633-4236

DETACH HERE

POST PROPERTIES, INC.
PROXY

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 27, 2004

The undersigned hereby appoints David P. Stockert and Sherry W. Cohen each, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Post Properties, Inc. The undersigned would be entitled to vote these shares if personally present at the Annual Meeting of Shareholders, or at any adjournment thereof. The Annual Meeting will be held on Thursday, May 27, 2004, at 9:00 a.m., local time, at One Riverside, 4401 Northside Parkway, Suite 800, Atlanta, Georgia. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will vote on the matters described in both and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof. Said proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows, and otherwise in their discretion upon such other business as may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

      PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON MAY 27, 2004. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

Please sign exactly as your name or names appear hereon. For more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in the full corporate name by a duly authorized officer. If submitted by a partnership, please sign in the partnership’s name by an authorized person.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?